                                                                   Exhibit 10.77






                           STOCK PURCHASE AGREEMENT

                                by and between

                       Gordon & Thomas Companies, Inc.,
                  a New Jersey corporation, as the "Company",
             Thomas L. Litwin, Dorothy E. Litwin, Stuart M. Litwin
                       and Thomas L. Litwin, GRIT No. 2,
                      collectively, as the "Shareholders"

                                      and

                             COINMACH CORPORATION

                                  as "Buyer"



                             Dated:    May 19, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                  Page
                                                                  ----

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ARTICLE 1
DEFINITIONS......................................................   1
     1.1  Defined Terms..........................................   1
     1.2  Other Defined Terms....................................  10

ARTICLE 2
PURCHASE AND SALE OF ASSETS......................................  11
     2.1  Transfer of Assets.....................................  11
     2.2  Purchase Price.........................................  13
     2.3  Purchase Price Adjustments.............................  13
     2.4  Purchase Price Allocations.............................  16
     2.5  Prorations.............................................  17
     2.6  Closing Costs; Taxes...................................  18

ARTICLE 3
CLOSING..........................................................  18
     3.1  Closing................................................  18
     3.2  Conveyances at Closing.................................  18
     3.3  Other Deliveries at Closing............................  19

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS...  19
     4.1   Organization of the Company...........................  19
     4.2   Capitalization of the Company.........................  20
     4.3   Authorization; Binding Effect.........................  21
     4.4   Absence of Certain Changes or Events..................  21
     4.5   Title to Assets, Etc..................................  23
     4.6   Condition of Tangible Assets..........................  24
     4.7   Location Contracts and OPL Contracts..................  24
     4.8   Contracts and Commitments.............................  26
     4.9   No Conflict or Violation..............................  28
     4.10  Consents and Approvals................................  28
     4.11  Financial Statements..................................  28
     4.12  Litigation............................................  28
     4.13  Labor Matters.........................................  29
     4.14  Liabilities...........................................  29
     4.15  Compliance with Law...................................  30
     4.16  No Brokers............................................  30
     4.17  No Other Agreements to Sell the Purchased
           Assets................................................  30
     4.18  Proprietary Rights....................................  30
     4.19  Employee and Related Agreements; ERISA................  31
     4.20  Tax Matters...........................................  35
     4.21  Transactions with Certain Persons.....................  38
     4.22  Severance Arrangements................................  38
     4.23  Insurance.............................................  38
     4.24  Payments..............................................  38
     4.25  Inventories...........................................  39
     4.26  Customers and Suppliers...............................  39


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     4.27  Compliance With Legislation Regulating
           Environmental Quality.................................  39
     4.28  Material Misstatements Or Omissions...................  41
     4.29  Confidentiality Agreement.............................  42
     4.30  Permits...............................................  42
     4.31  No Owned Real Property................................  42
     4.32  Solvency..............................................  42

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER..........................  42
     5.1  Organization of Buyer..................................  42
     5.2  Authorization..........................................  42
     5.3  No Conflict or Violation...............................  43
     5.4  Consents and Approvals.................................  43
     5.5  Parent Company.........................................  43
     5.6  No Brokers.............................................  43
     5.7  Financing..............................................  43

ARTICLE 6
COVENANTS OF THE COMPANY, THE SHAREHOLDERS AND BUYER.............  44
     6.1   Books and Records.....................................  44
     6.2   Employee Matters and Company Benefit Plans............  44
     6.3   Consents and Best Efforts.............................  45
     6.4   Use of Corporate Name.................................  46
     6.5   Publicity.............................................  46
     6.6   Confidential Information..............................  47
     6.7   Cooperation on Litigation.............................  48
     6.8   Cooperation on Tax Matters............................  48
     6.9   Maintenance of Business Prior to Closing..............  48
     6.10  Investigation by Buyer; Audits........................  49
     6.11  Certain Prohibited Transactions.......................  49
     6.12  Notification of Certain Matters.......................  50
     6.13  HSR Act Approval......................................  50
     6.14  No Mergers, Consolidations, Sale of Stock, Etc........  50
     6.15  Further Assurances....................................  51
     6.16  Dismissal of Litigation...............................  51
     6.17  Sales and Use Tax on Transfer of Purchased
           Assets................................................  52
     6.18  Section 338(h)(10) Tax Election.......................  52
     6.19  WARN Act Compliance...................................  52
     6.20  Payment of Severance Obligations by the
           Shareholders..........................................  52
     6.21  New Location Contracts................................  52
     6.22  OPL Contracts.........................................  52
     6.23  Delivery and Receipt of Seller Stock..................  52

ARTICLE 7
COVENANT NOT TO COMPETE AND CONFIDENTIALITY......................  53
     7.1   Covenant Not to Compete...............................  53
     7.2   Confidentiality and Non-Solicitation..................  53
     7.3   Validity..............................................  54
     7.4   Remedies..............................................  54


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ARTICLE 8
RISK OF LOSS.....................................................  54

ARTICLE 9
LIABILITIES OF THE PARTIES
AFTER THE CLOSING................................................  55
     9.1   Survival of Representations, Etc......................  55
     9.2   Indemnification by the Shareholders...................  55
     9.3   Indemnification by Buyer..............................  56
     9.4   Damages...............................................  56
     9.5   Indemnification Payments..............................  57
     9.6   Defense of Claims.....................................  57
     9.7   Control of Defense; Exceptions........................  58
     9.8   Prior Consent for Settlement..........................  58
     9.9   Characterization; Taxes...............................  59
     9.10  Brokers and Finders...................................  59
     9.11  Cooperation...........................................  59
     9.12  Insurance Proceeds....................................  59
     9.13  Exclusive Remedy; Indemnification Deductible;
           Limitation on Liability...............................  60

ARTICLE 10
CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS......................  60
     10.1  Representations, Warranties and Covenants.............  61
     10.2  Permits and Consents..................................  61
     10.3  No Governmental Proceedings or Litigation.............  61
     10.4  Certificates..........................................  61
     10.5  Corporate Documents...................................  61
     10.6  HSR Act...............................................  61
     10.7  Consulting Agreement..................................  62
     10.8  Deliveries at Closing.................................  62
     10.9  Lease.................................................  62

ARTICLE 11
CONDITIONS TO BUYER'S OBLIGATIONS................................  62
     11.1   Representations, Warranties and Covenants............  62
     11.2   Permits and Consents.................................  62
     11.3   No Governmental Proceedings or Litigation............  63
     11.4   Opinion of Counsel...................................  63
     11.5   Material Changes.....................................  63
     11.6   HSR Act..............................................  63
     11.7   Audit................................................  63
     11.8   Disclosure Schedules.................................  63
     11.9   Due Diligence........................................  64
     11.10  Payoff Letters and Releases..........................  65
     11.11  Miscellaneous Deliveries at Closing..................  65
     11.12  Certificates and Corporate Documents.................  65
     11.13  Consulting Agreement.................................  66
     11.14  Real Property Lease..................................  66
     11.15  Resignations.........................................  66
     11.16  Termination of Company 401(k) Plan...................  66
     11.17  Delivery of Seller Stock.............................  66
     11.18  Assignment of Certain Excluded Assets................  66
     11.19  Form 5500............................................  66


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     11.20  FIRPTA Certificates................................... 67
     11.21  Escrow Agreement...................................... 67

ARTICLE 12
MISCELLANEOUS..................................................... 67
     12.1   Assignment............................................ 67
     12.2   Arbitration........................................... 67
     12.3   Notices; Transfer of Funds............................ 68
     12.4   Choice of Law......................................... 69
     12.5   Entire Agreement; Amendments and Waivers.............. 69
     12.6   Multiple Counterparts................................. 69
     12.7   Expenses.............................................. 69
     12.8   Invalidity............................................ 69
     12.9   Headings.............................................. 70
     12.10  Termination........................................... 70
     12.11  Interpretation of "Knowledge", etc.................... 70

SCHEDULE I
BALANCE SHEET AND FINANCIAL STATEMENTS............................ 73

SCHEDULE II
EXCLUDED ASSETS................................................... 74

SCHEDULE 2.4
PURCHASE PRICE ALLOCATION......................................... 75

EXHIBIT A
FORM OF LEGAL OPINION OF SELLER'S COUNSEL.........................  1

EXHIBIT B
FACILITIES........................................................  1

EXHIBIT C
BUYER'S SEVERANCE POLICY..........................................  1

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement, dated as of May 19, 1998, is by and between Coinmach Corporation, a Delaware corporation (the "Buyer"), and Gordon &
                                                           -----
Thomas Companies, Inc., a New Jersey corporation (the "Company"), Thomas L.
                                                       -------
Litwin, Dorothy E. Litwin, Stuart M. Litwin and Thomas L. Litwin, GRIT No. 2 (collectively, the "Shareholders" and each, a "Shareholder").
                    ------------               -----------

                                    RECITALS
                                    --------

          A. Shareholders collectively own all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Seller
                                                                       ------
Stock").
-----

          B. The Company owns certain assets which it uses in the conduct of its business of (i) supplying coin-operated and non-coin operated laundry equipment services to multi-family dwellings located primarily in the States of Connecticut, Delaware, New Jersey, New York and Pennsylvania (the "Route
                                                                   -----
Business") and (ii) selling, servicing or leasing laundry machines and equipment
--------
and providing linen services principally to nursing homes and other institutions (the "OPL Business" and, together with the Route Business, the "Business").
      ------------                                              --------

          C. Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Seller Stock, subject to the terms and conditions of this Agreement.


                                   AGREEMENT
                                   ---------

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

          1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

          "Adverse Effect" shall mean a materially adverse effect on any of the
           --------------
Business, the Purchased Assets (in the aggregate), any Assumed Liability, the financial condition of the Company or the results of operations of the Company.

          "Affiliate" of any particular Person shall mean any other Person
           ---------
controlling, controlled by or under common control with such particular Person, including, without limitation, any other Person which would be treated as a single employer under Section 414 of the Code.

          "Agreement" shall mean this Stock Purchase Agreement, between Buyer,
           ---------
the Shareholders and the Company, as this Agreement may be amended, supplemented or modified from time to time.

          "Balance Sheet" shall mean the audited balance sheet of the Company as
           -------------
of September 30, 1997, together with the notes thereon, previously delivered to Buyer and attached hereto as Schedule I.

          "Balance Sheet Date" shall mean September 30, 1997.
           ------------------

          "Books and Records" shall mean all books and records of the Company
           -----------------
pertaining to the Purchased Assets, the Business or customers or suppliers of the Company, other than books and records which constitute part of the Excluded Assets.

          "Business" shall have the meaning set forth in Recital B hereof and
           --------
shall include, without limitation, the Purchased Assets.

          "Closing Date" shall mean such date mutually agreed upon by the
           ------------
parties hereto.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and
           ----
as it may be amended from time to time.

          "Consenting Party" shall mean any Person whose consent or waiver is
           ----------------
required under any Contract in connection with the Transaction Documents or the consummation by the Shareholders and the Company of any of the transactions contemplated thereby.

          "Contract" shall mean any of the agreements, contracts (including,
           --------
without limitation, the Location Contracts and the OPL Contracts), Leases or commitments described in the Disclosure Schedule (other than those agreements, contracts, Leases or commitments which constitute Excluded Assets) and any of the Company's agreements, contracts, Leases or commitments which relate to the Business and are not required to be described in the Disclosure Schedule solely because of the size or duration limitations on contracts required to be scheduled by this Agreement (other than those agreements, contracts or commitments which constitute Excluded Assets).

          "Contract Rights" shall mean all of the rights and benefits of the
           ---------------
Company under the Contracts.

          "Damages" shall mean any and all costs, losses (including, without
           -------
limitation, diminution in value), liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, known or unknown), Taxes, damages, lawsuits, demands, deficiencies, claims and expenses (whether or not arising out of third-party claims), including without limitation, interest, penalties, reasonable attorneys' fees and disbursements and all amounts paid in investigation, defense or settlement of any of the foregoing.

          "Disclosure Schedule" shall mean a schedule executed and delivered by
           -------------------
the Company to Buyer on or prior to the date hereof which sets forth the exceptions to the representations and warranties contained in Article 4 hereof and certain other information called for by Article 4 hereof and certain other provisions of this Agreement.

          "Encumbrances" shall mean any mortgage, deed of trust, restrictive
           ------------
covenant, lien, pledge, option, charge, easement, security interest, encumbrance or any other right of third parties, whether or not filed, recorded or otherwise perfected under applicable law, as well as the interest of any vendor, vendee, lessor or lessee under any conditional sale agreement, capital lease or other title retention agreement, other than: (a) any mechanic's, materialmen's or similar lien, (b) any lien arising under workers compensation, unemployment insurance, social security, retirement, or similar legislation, (c) any other nonconsensual lien arising in the ordinary course of Business and in accordance with past practices of the Company and not incurred in connection with the borrowing of money, (d) statutory liens of landlords, carriers and other similar liens, in respect of liabilities which are not yet due or which are being contested in good faith and, if being contested in good faith, are disclosed with specificity on the Disclosure Schedule, (e) liens for Taxes not yet due and payable and liens for Taxes due and payable, in each case, the validity or amount of which is currently being contested in good faith by appropriate proceedings and disclosed with specificity on the Disclosure Schedule, (f) any irregularity in title, zoning or similar restriction or other Encumbrance which does not materially interfere with the value, occupation, use or enjoyment of the property or asset which is subject thereto; provided that the foregoing items (a)-(f) do not, singly or in the aggregate, materially interfere with the Business or the Purchased Assets.

          "Environmental and Safety Requirements" shall mean all applicable
           -------------------------------------
federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations issued to or with respect to the Company, all contractual obligations and all common law concerning public health and safety, worker or occupational health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, or cleanup of any Hazardous Substances, including, without limitation, the Resource Conservation and Recovery Act

(42 U.S.C. (S) 6901, et seq.) ("RCRA"), the Comprehensive Environmental
                     -- ---
Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.)
                                                              -- ---
("CERCLA"), the Clean Air Act (42 U.S.C. (S) 7401, et seq.), the Clear Water Act
                                                   -- ---
(42 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act (15 U.S.C. (S)
                     -- ---
2601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et
     -- ---                                                                --
seq.) and the Safe Drinking Water Act (21 U.S.C. (S) 349, 42 U.S.C. (S)(S) 201,
---
300f).

          "Equipment" shall mean all Machines, together with all attachments,
           ---------
replacements, additions, substitutions, repairs, accessions and accessories incorporated therein and/or affixed thereto owned by the Company.

          "Equity Interests" shall mean, with respect to any Person, the capital
           ----------------
stock, partnership interests or other equity interests of such Person or options, warrants, rights to subscribe to, scrip calls, contracts, undertakings, arrangements, commitments to issue or other rights of any kind to acquire (whether through an exchange, conversion or otherwise) the capital stock, partnership interests or other equity interests of such Person.

          "ERISA" shall mean the Employee Retirement Income Security Act of
           -----
1974, as amended.

          "ERISA Liabilities" shall mean any Damages incurred by Buyer arising
           -----------------
out of, resulting from or relating to any Employee Plan, Multiemployer Plan, Title IV Plan, Benefit Arrangement or any transaction relating thereto, or any other benefit arrangement maintained at any time for any period prior to and including the Closing Date by (or to which contributions have been made by) the Company or any entity that is (or at any time has been) an Affiliate of the Company.

          "Excluded Assets" shall mean the following items of the Company which
           ---------------
are not to be acquired by Buyer hereunder:

          (a) all Books and Records which relate solely to the Excluded Assets and/or any Retained Liability;

          (b) all of the Shareholder's rights to any prorations in accordance with Section 2.5 hereof;

          (c) Permits, to the extent not lawfully transferable, as identified or listed on Schedule II attached hereto;

          (d) refunds, or credits or claims therefore, in respect to any Tax paid by the Company or any predecessor of the Company or any payment under any Tax sharing, Tax Allocation, or similar agreement;

          (e) all rights of the Shareholders with respect to insurance policies and any claims thereunder solely to the extent related to the Excluded Assets or the Retained Liabilities;

          (f) rights in connection with prepaid expenses solely to the extent related to the Excluded Assets;

          (g) all other rights, claims and causes of action solely to the extent related to the Excluded Assets or the Retained Liabilities;

          (h) all rights to receive mail and other communications addressed to the Company, the Shareholders and/or Brian Kronick relating solely to any of the Excluded Assets or any of the Retained Liabilities;

          (i) any refund or right of any Shareholder or the Company to any deposit made with the Internal Revenue Service or any local taxing authority prior to the Closing Date;

          (j) all other assets specifically identified and listed on Schedule II to this Agreement.

          "Facilities" shall mean only that portion of the Locations, plants,
           ----------
offices, self storage facilities, re-manufacturing facilities, warehouses, administration buildings and all other real property and related facilities used, owned or leased by the Company in connection with the Business.

          "Financial Statements" shall mean, collectively, the Balance Sheet and
           --------------------
the related statements of income and cash flows of the Company for the twelve month period ended as of the Balance Sheet Date, together with the notes thereon, previously delivered to Buyer and attached hereto as Schedule I.

          "Fixtures" shall mean all of the furniture, fixtures, furnishings,
           --------
machinery (excluding the Machines and Parts and the Excluded Assets) and equipment owned by the Company and located in, at or upon the Facilities as of the Balance Sheet Date plus all additions or replacements thereto, and less any reductions therein, in each case since the Balance Sheet Date in the ordinary course of the Company's business.

          "GAAP" shall mean generally accepted accounting principles,
           ----
consistently applied.

          "Hazardous Substance" shall mean any material or substance:  (i) which
           -------------------
is defined as a "hazardous substance" pursuant to CERCLA and amendments thereto and regulations promulgated thereunder; (ii) containing or consisting of formaldehyde, chemical substances or mixtures, lead-based paint, solid waste, methane gas, pesticides, pollutants, contaminants, gasoline, oil, diesel fuel or other petroleum products or byproducts, noise or radiation; (iii) which is defined as a

"hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls ("PCBs")); (v) containing friable asbestos; (vi) which is radioactive; or (vii) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act
           -------
of 1976, as amended.

          "Indebtedness" shall mean, with respect to any Person, (a)
           ------------
indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise and any commitment by which such Person insures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse, (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person insures a creditor against loss, and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

          "Investment" shall mean, with respect to any Person, (a) any direct or
           ----------
indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including without limitation partnership interests and joint venture interests of any other Person), and (b) any capital contribution by such Person to any other Person.

          "Leasehold Estates" shall mean all of the Company's rights and
           -----------------
obligations as lessee under a Lease.

          "Leasehold Improvements" shall mean all of the Company's leasehold
           ----------------------
improvements situated in or on the property leased under the Leases (excluding any leasehold improvements constituting Excluded Assets).

          "Leases" shall mean all of the leases or subleases (including, without
           ------
limitation, the Location Contracts) to which the Company is a party listed on the Disclosure Schedule and all other leases or subleases of any kind relating to the Business which are not required to be scheduled pursuant to this Agreement (but excluding all leases or subleases constituting Excluded Assets).

          "Legal Requirement" means any applicable law, statute, treaty, rule,
           -----------------
regulation, order, ordinance, judgment, injunction, decree, award, determination or direction of an arbitrator or government entity, including, without limitation, any zoning,

Environmental and Safety Requirement or motor vehicle safety requirements having the force or effect of law.

          "Linens" shall mean all linens or similar items and related supplies
           ------
(whether new or used) owned and used by the Company in connection with the OPL Business.

          "Location" shall mean a laundry room or similar location at which one
           --------
or more On-Location Machines are installed pursuant to a Location Contract (all such locations are, collectively, the "Locations").
                                       ---------

          "Location Contract" shall mean any Contract (other than any Contract
           -----------------
that is an Excluded Asset) pursuant to which (i) the Company provides installation, maintenance or other services with respect to Machines or (ii) the Company leases Machines, in each case, in connection with the Route Business.

          "Machines" shall mean any and all coin-operated, non coin-operated and
           --------
card operated washing machines and dryers (including all On-Location Machines), soap machines, debit card equipment and change makers (whether new, used or refurbished), in each case, owned or leased by the Company in connection with the Business.

          "Maytag" shall mean Maytag Company.
           ------

          "Motor Vehicles" shall mean any and all trucks, trailers, vans and
           --------------
automobiles owned or leased by the Company and used in the Business (other than those automobiles constituting Excluded Assets), which vehicles shall be listed on the Disclosure Schedule.

          "New Inventory" shall mean the Company's new coin-operated and non-
           -------------
coin operated and new card operated Machines used in the Business which are held in inventory, in their respective original packaging, of quality and quantity commercially useable in the ordinary course of business and either purchased by the Company no more than 90 days prior to Closing or contained in original shipment crates provided such Machines are still currently distributed models.

          "On-Location Machines" shall mean all coin-operated and/or non-coin
           --------------------
and card operated washing machines and dryers installed at Locations and subject to written or oral Location Contracts and listed or described on the Disclosure Schedule.

          "OPL Business" shall have the meaning set forth in Recital B to this
           ------------
Agreement.

          "OPL Contract" shall mean any Contract (other than an Excluded Asset)
           ------------
pursuant to which the Company provides linen and related services in connection with the OPL Business.

          "Parts" shall mean any and all Machine parts (including new, used or
           -----
refurbished spare parts) used in connection with the Business and owned by the Company.

          "Permits" shall mean any and all of the governmental licenses,
           -------
governmental permits and other governmental authorizations, accreditations, approvals, waivers, consents, declarations or filings which are required for the operation of the Business.

          "Person" shall mean an individual, partnership, corporation,
           ------
association, joint stock company, limited liability company, trust, joint venture, unincorporated organization, governmental authority or any other entity or organization of any kind whatsoever.

          "Proprietary Information" shall mean any of the proprietary
           -----------------------
information, including, without limitation, customer lists, trade secrets, technology, ideas, methods, developments, inventions, improvements, and business plans of the Company which are not publicly known or in the public domain.

          "Proprietary Rights" shall mean (i) all registrations of trademarks
           ------------------
and of other marks, trade names or other trade rights of the Company relative to the Business as conducted on the Closing Date, including, without limitation, the corporate name "Gordon & Thomas Companies" and all pending applications of the Company for any such registrations and all patents and copyrights and all pending applications therefor of any of the Company relative to the Business and
(ii) all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered, of the Company relative to the Business as conducted on the Closing Date, other than commercially available standard software.

          "Purchased Assets" shall mean all of the Company's right, title and
           ----------------
interest in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest (except the Excluded Assets) and constituting, or used in connection with, the Business, including without limitation, the following (except in all cases items constituting Excluded Assets or relating solely to Excluded Assets):

                   (i)  all Location Contracts and OPL Contracts;

                   (ii)  all Motor Vehicles;

                   (iii)  all Machines, Parts and Linens;

                   (iv)  accounts receivable and refunds or deposits;

                   (v) all cash, cash accounts and cash equivalents (including, without limitation, cash in Machines);

                   (vi)  all Contract Rights;

                   (vii) prepaid commissions, refunds owed to the Company, security deposits and other deposits made by or owed to the Company;

                   (viii)  all Leasehold Estates;

                   (ix)  all Leasehold Improvements;

                   (x)  all Fixtures and Equipment;

                   (xi) all Books and Records (it being understood that Buyer shall grant the Shareholders and their respective Representatives reasonable access to or the right to copy all Books and Records for any legitimate purpose at the Shareholders' cost);

                   (xii)  to the extent transferable, all Proprietary Rights;
and

                   (xiii)  to the extent transferable, all Permits.

          "Real Property" shall mean all real property or any interest therein,
           -------------
and all plants, buildings and other improvements located on such real property, and all easements, licenses, rights of way, Permits and all appurtenances to such real property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated.

          "Release" shall mean the spilling, leaking, disposing, discharging,
           -------
emitting, depositing, injecting, dumping, leaching, escaping or other release of any Hazardous Substance, whether purposely, accidentally, intended, unintended, knowingly, unknowingly, suddenly, over time, or otherwise in violation of applicable law.

          "Representative" shall mean, with respect to any Person, any officer,
           --------------
director, partner, affiliate, principal, attorney, accountant, financial advisor, consultant, agent, employee or other representative of such Person.

          "Route Business" shall have the meaning set forth in Recital B.
           --------------

          "Seller Stock" shall have the meaning set forth in Recital A.
           ------------

          "Tax" shall mean any federal, state, local, or foreign income, gross
           ---
receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security or similar tax, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, recording, gains, stock transfer or other similar tax or duty of any kind whatsoever, including, without limitation any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" shall mean any return, declaration, report, claim for
           ----------
refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" shall mean this Agreement, the Disclosure
           ---------------------
Schedule, the Closing Disclosure Schedule, the Consulting Agreement, the Escrow Agreement and all other exhibits, statements, schedules, instruments, certificates and other documents and agreements to be entered into or delivered by any Person in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

          1.2  Other Defined Terms.  The following terms shall have the meanings
               -------------------
defined for such terms in the sections set forth below:

             Term                             Section
             ----                             --------

     AAA                                      12.2
     Accrued Employee Expenses                2.2(g)
     Acquired Laundry Room Locations          7.1(b)
     Acquisition Proposal                     6.14
     Actions                                  4.12
     Arbitrator                               12.2
     Assumed Liabilities                      2.1(b)
     Benefit Arrangement                      4.19(a)
     Berkeley                                 6.16
     Change of Control Amount                 2.3(f)
     Change of Control Contracts              2.3(f)
     Change of Control Event                  2.3(f)
     CLC                                      5.5
     Closing                                  3.1
     Closing Disclosure Schedule              11.8
     COBRA Benefits                           6.2(d)
     Company 401(k) Plan                      4.19(j)
     Company Tax Liabilities                  11.21
     Confidentiality Agreement                6.10
     Damages                                  9.4
     Deficiency Amount                        2.3(b)
     Disputes                                 12.2
     Escrow Agent                             11.21
     Escrow Agreement                         11.21
     Escrowed Tax Amount                      11.21
     Excess Gross Revenue Amount              2.3(f)

     Excluded Asset Conveyance Agreements     11.18
     Employee Benefit Program                 4.19(a)
     Final Balance Sheet                      2.3(b)
     Indemnified Party                        9.6
     Indemnifying Party                       9.6
     Indemnity Resolution Date                9.5
     Latest Balance Sheet                     2.3(b)
     Maytag Rebate Period                     2.3(e)
     Multiemployer Plans                      4.19(a)
     OPL Distributor Agreement                11.9
     PBGC                                     4.19(a)
     Personnel                                4.4(b)
     Plan Administrator                       6.2(d)
     Purchase Price                           2.2
     Retained Liabilities                     2.1(c)
     Route Business Supply Agreement          11.9
     Severance Period                         2.1(b)
     Title IV Plan                            4.19(a)
     WARN Act                                 4.13


                                   ARTICLE 2

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          2.1  Transfer of Assets.  On the Closing Date and subject to the terms
               ------------------
and conditions set forth in this Agreement:

          (a) Shareholders will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will acquire from Shareholders, the Seller Stock.

          (b) Buyer shall assume the following obligations and liabilities of the Company (collectively, the "Assumed Liabilities"), all of which shall be
                                -------------------
discharged by Buyer when and as they become due or otherwise mature:

               (i) all obligations and liabilities under Contracts (excluding any obligations or liabilities to the extent relating to an Excluded Asset or a Retained Liability) accruing or arising out of events or occurrences happening after the Closing Date (but, in either case, not including any obligation or liability for any breach by the Company of any term of any Contract or commitment occurring on or prior to the Closing Date);

               (ii)  with respect to employees of the Company (other than any of the Shareholders or any of their family members) employed by the Company on the Closing Date and subsequently terminated by Buyer during the six (6) month period after the Closing Date (the "Severance Period"), thirty percent (30%) of
                                    ----------------
the Company's severance obligations to such terminated employees determined as of the Closing Date, provided, however, that the aggregate amount of such
                     --------  -------
severance obligations assumed
by Buyer shall not exceed thirty percent (30%) of the amount of severance payments such employees would have been entitled to receive in accordance with Buyer's severance policy (a copy of which is attached hereto as Exhibit "C") had such employees been employed in similar positions with Buyer for the same periods of time (it being understood that with respect to any employees of the Company terminated by Buyer at any time after the Severance Period, Buyer shall be responsible for all severance obligations in respect of such employees).

               (iii) all obligations and liabilities under Contracts, the Company's operating Leases and the Company's ordinary course accounts payable (except, in each case, for any obligations or liabilities that relate to any Excluded Asset or a Retained Liability), whether arising prior to or following the Closing that remained unpaid or unsatisfied as of the Closing Date, which Contracts, operating Leases and accounts payable, shall not in the aggregate involve payment obligations or liabilities in excess of $2,000,000, and which shall be specifically identified and described, in a manner acceptable to Buyer and the Shareholders, on a schedule attached to this Agreement on or prior to the Closing Date.

          (c) Except for Assumed Liabilities and obligations indemnified against under Section 9.3, Buyer is not assuming any other obligations, liabilities or commitments of the Company or any of the Shareholders of any nature whatsoever, whether absolute, accrued, contingent or otherwise, disclosed or undisclosed and whether or not relating to the Business, all of which shall be retained by the Shareholders (collectively, the "Retained Liabilities"), including, without
                                 --------------------
limitation, (i) any liabilities in respect of any Tax of or payable by the Company or any Shareholder (including, without limitation, any Taxes owed by the Company in accordance with Sections 2.5 and 2.6 hereof or as a result of the Company having made an election to be taxed as an "S" corporation pursuant to
Section 1362 of the Code or any event which caused the Company to be disqualified as an "S" corporation for tax purposes) based solely on events or circumstances occurring on or prior to the Closing Date, (ii) any liability for legal, accounting or broker's fees incurred in connection with the negotiation of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including, without limitation, any fees or other payments required to be made by the Company to Alan Goldman, (iii) any liabilities related to any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation commenced prior to, or to the extent based solely on the events occurring prior to, the Closing Date involving the Company or any Shareholder, (iv) any Indebtedness of the Company or any Shareholder incurred on or prior to the Closing Date, (v) any leasehold liabilities of the Company or any Shareholder (other than with respect to liabilities arising after the Closing Date under the Location Contracts, OPL Contracts or Leases listed on Schedule 2.1(b) attached hereto), (vi) any liability arising out of claims for health care benefits covered by any of the Company's health care plans which relate to claims incurred by employees of the Company or their dependents on or before the Closing Date, regardless of when such claims may be filed, (vii) any liability in respect of any Employee Benefit Plans or Benefit Arrangements maintained, administered or otherwise contributed to by the Company or an Affiliate of the Company, including, but not limited to, any ERISA Liability or liability for retiree medical, dental or life insurance benefits offered by the Company, even if such benefits have been provided by the Company to employees of the Company hired by Buyer, (viii) any liabilities of the Company under any policies or binders of fire, liability, title, worker's compensation and other forms of insurance maintained by the Company or the Business, (ix) any accrued vacation time, personal time, bereavement time, sick-leave time, salary, bonus, fringe benefits, welfare benefits, pension benefits, and other benefits or claims, including, without limitation, severance payments and COBRA benefits, accrued by any employee of the Company prior to the Closing Date, or (x) any liabilities or obligations of any kind or nature (absolute, accrued, contingent or otherwise) relating to or arising out of any of the Excluded Assets, including, without limitation, any obligation or liability for any breach by the Company of any term of any Contract or commitment occurring on or prior to the Closing Date, or relating to the Purchased Assets or the operation of the Facilities arising out of transactions entered into or events occurring prior to the Closing Date. The Shareholders agree to discharge all Retained Liabilities when and as they become due or otherwise mature.

          2.2  Purchase Price.  On the Closing Date, Buyer shall pay to the
               --------------
Shareholders for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets an amount (the "Purchase Price") equal to FIFTY SEVEN MILLION
                                 --------------
EIGHT HUNDRED THOUSAND DOLLARS ($57,800,000), subject to certain adjustments as hereinafter provided. The Purchase Price shall be paid on the Closing Date in cash by wire transfer of immediately available funds as directed in writing by the Shareholders at least three (3) business days prior to the Closing Date.

          2.3  Purchase Price Adjustments.
               --------------------------

          (a) New Inventory, Linens and Parts.  On or prior to the Closing Date,
              -------------------------------
the Shareholders shall provide Buyer with (i) a schedule of New Inventory and invoices or other statements with respect thereto, in form and substance reasonably satisfactory to Buyer, indicating the Company's cost for all such New Inventory (collectively, the "New Inventory Costs") and (ii) a schedule of
                              -------------------
Linens and Parts and invoices or other statements with respect thereto, in form and substance reasonably satisfactory to Buyer, indicating the Company's cost for all such Linens and Parts (collectively, the "Linens and Parts Costs").
                                                  ----------------------
Upon Buyer's confirmation that the information contained in each such schedule is accurate and complete in all material respects, then (A) if, to Buyer's reasonable satisfaction, the (x) aggregate fair market value of all Linens and Parts and (y) the aggregate amount of Linens and Parts Costs is equal to or greater than $490,000, the Purchase Price shall be increased on the Closing Date by an amount equal to $490,000, and (B) the Purchase Price shall be increased on the Closing Date by an amount equal to the New Inventory Costs.

          (b) Working Capital Adjustment.  For the purposes of this Section
              --------------------------
2.3(b), the following terms shall have the following meanings:

               (A) "Latest Balance Sheet" shall mean the Balance Sheet.
                    --------------------

               (B) "Final Balance Sheet" shall mean the unaudited balance sheet
                    -------------------
     of the Company as of the Closing Date, which shall be prepared by the Company's accountants that prepared the Balance Sheet, in accordance with generally accepted accounting principles consistently applied, in form and substance reasonably acceptable to Buyer.

               (C) "Deficiency Amount" shall mean the amount, if any, by which
                    -----------------
     the amount of net current assets as reflected on the Final Balance Sheet is less than (more negative than) the amount of net current assets as reflected on the Latest Balance Sheet (it being understood that the Latest Balance Sheet and the Final Balance Sheet shall be prepared on a consistent basis in a manner reasonably acceptable to Buyer and the Shareholders).

               (D) "Surplus Amount" shall mean the amount, if any, by which the
                    --------------
     amount of net current assets as reflected on the Final Balance Sheet is greater than (less negative than) the amount of net current assets as reflected on the Latest Balance Sheet (it being understood that the Latest Balance Sheet and the Final Balance Sheet shall be prepared on a consistent basis in a manner reasonably acceptable to Buyer and the Shareholders).

          The Company shall deliver the Latest Balance Sheet to Buyer on or prior to the Closing Date and the Final Balance Sheet to Buyer no later than forty-five (45) days after the Closing Date. No later than ten (10) business days after delivery of the Final Balance Sheet to Buyer, (i) to the extent there is a Deficiency Amount, the Shareholders shall pay to Buyer by wire transfer of immediately available funds an amount in cash equal to the Deficiency Amount or
(ii) to the extent there is a Surplus Amount, Buyer shall pay to the Shareholders by wire transfer of immediately available funds an amount in cash equal to the Surplus Amount.

          (c) Assumed Liability Adjustment.  On or prior to the Closing Date,
              ----------------------------
Buyer and the Company shall determine the amount of obligations and liabilities to be assumed by Buyer pursuant to Section 2.1(b)(iii) hereof. In the event such obligations and liabilities assumed by Buyer pursuant to Section 2.1(b)(iii) hereof are less than $2,000,000 in the aggregate, then Buyer shall pay to the Shareholders on the Closing Date, by wire transfer of immediately available funds an amount in cash equal to $2,000,000 minus the amount of obligations and liabilities assumed by Buyer pursuant to Section 2.1(b)(iii) hereof.

          (d) Newly Installed Machines.  If, as of the Closing Date, the
              ------------------------
aggregate number of all On-Location Machines installed pursuant to Location Contracts is greater than or equal to 37,206, then, with respect to the acquisition by the Company of any new Location during the period from the date hereof to the Closing Date (approved by Buyer pursuant to Section 6.21 hereof) which requires the Company to make capital expenditures in respect of such Location in excess of $25,000 in the aggregate, the Purchase Price shall be increased by the aggregate amount of invoice costs (which costs shall have been approved by Buyer in advance) incurred by the Company with respect to On-Location Machines (to the extent such new Machines constituted New Inventory on the date prior to installation) installed at such Location; provided, however,
                                                            --------  -------
that this Section 2.3(d) shall not apply to the renewal by the Company of any Location Contract to which the Company was a party prior to the date hereof.

          (e) Maytag Volume Rebate.  In addition to the Purchase Price, Buyer
              --------------------
shall pay to the Shareholders a portion of the annual volume rebate required to be paid by Maytag in respect of purchases of laundry machines during the twelve month period from November 1, 1997 to October 31, 1998 (the "Maytag Rebate
                                                             -------------
Period") in an amount equal to the product of (i) the quotient of (A) the dollar
------
amount of laundry machine purchases made by the Company during the period from November 1, 1997 to the Closing Date, divided by (B) the combined dollar amount
                                      -------
of laundry machine purchases made by the Company and Buyer from Maytag during the Maytag Rebate Period, multiplied by (ii) the dollar amount of the volume
                          ----------
rebate required to by paid by Maytag to the Company and/or Buyer in respect of laundry machine purchases made by the Company and/or Buyer during the Maytag Rebate Period. Such portion of the annual volume rebate shall be paid to the Shareholders within fifteen (15) days of Buyer's receipt thereof from Maytag.

          (f) Change of Control Event.  If (i) Buyer receives notice that one or
              -----------------------
more Location Contracts has terminated or Buyer is otherwise precluded from receiving the economic benefit of any Location Contract (any such event, a

"Change of Control Event") at any time after the Closing Date and on or prior to
------------------------
the earlier to occur of (x) the third year anniversary of the Closing Date and
(y) the expiration date of such Location Contract without giving effect to any early termination thereof (such Location Contracts, collectively, the "Change of
                                                                       ---------
Control
-------

Contracts") due to the exercise of a contract right under such Change of Control
---------
Contract permitting termination of such Change of Control Contract due to the occurrence of a "change of control" (or similar event involving the sale or transfer of a controlling equity interest in the Company) arising out of the Transaction Documents, and (ii) the aggregate gross revenue attributable to such Change of Control Contracts for the twelve month period ended on the Closing Date exceeds $1,200,000 (such excess gross revenue amount, as determined in a manner reasonably acceptable to Buyer and the Shareholders, the "Excess Gross
                                                                 ------------
Revenue Amount"), then the Purchase Price shall be decreased by an amount in
--------------
dollars (the "Change of Control Amount") equal to the product of (x) the Excess
              ------------------------
Gross Revenue Amount multiplied by (y) 1.66.  Not later than ten (10) days after
                     ----------
receipt by any of the Shareholders of written notice from Buyer of the occurrence of any Change of Control Event (which notice shall identify the Change of Control Contracts and disclose, to the extent available, the Excess Gross Revenue Amount and the basis on which such amount was calculated), the Shareholders shall pay to Buyer an amount equal to the Change of Control Amount, unless during such ten (10) day period Buyer shall have renewed or reinstated any such Change of Control Contract on no less favorable terms and in a manner satisfactory to Buyer in its sole and reasonable discretion.

          (g) Certain Accrued Employee Expenses.  On the Closing Date, (i) the
              ---------------------------------
Shareholders shall deliver to the Buyer a schedule, in form and substance reasonably acceptable to Buyer, prepared by the Company (which schedule shall be consistent with the information contained in the Final Balance Sheet), setting forth the amount of all vacation time, personal time, bereavement time, sick-leave time, salary, bonus, fringe benefits, welfare benefits, pension benefits, and other benefits or claims of any kind accrued by all employees of the Company prior to the Closing Date (such accrued liabilities and expenses, collectively, the "Accrued Employees Expenses") and (ii) the Purchase Price shall be reduced
     --------------------------
by an amount equal to the Accrued Employee Expenses.

          (h) If the Buyer and the Company shall be unable to agree on the amount of any adjustment to the Purchase Price pursuant to this Section 2.3 or shall be unable to resolve any dispute arising thereunder, then such disputes shall be settled in the manner provided for in Section 12.2 hereof.

          2.4  Purchase Price Allocations.  The Purchase Price shall be
               --------------------------
allocated among the Purchased Assets as set forth on Schedule 2.4 attached hereto. Each of the Shareholders, the Company and Buyer hereby covenant and agree that neither of them will take a position on any income tax return (including, without limitation, Internal Revenue Service Form 8594) or with any governmental authority that is in any way inconsistent with the terms of this
Section 2.4 or the allocations set forth on Schedule 2.4. The parties hereto agree that such allocation shall be revised in a manner consistent with Temporary Treasury

Regulation Section 1.1060-1T(f) or any successor regulation thereto to reflect any indemnification payments made under Article 9 of this Agreement. The Shareholders, the Company and Buyer shall inform each other promptly of any challenge by any governmental authority to the allocation set forth under
Schedule 2.4 and no party shall agree to any adjustment asserted by such governmental authority without the prior written consent of the other party, which consent shall not be unreasonably withheld. The Shareholders, the Company and Buyer agree to reasonably cooperate with each other in preparing Internal Revenue Service Form 8594 for filing by each of them and to furnish the other party with a copy of Internal Revenue Service Form 8594 within a reasonable period before its filing due date.

          2.5  Prorations.
               ----------

          (a) Utilities; Taxes.  On the Closing Date, or as promptly as
              ----------------
practicable following the Closing Date, but in no event later than sixty (60) days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants association dues and other similar periodic charges shall be prorated between Buyer and the Company retroactively effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

          (b) Rents.  The Company shall pay minimum or basic rent under the
              -----
Location Contracts or under any other Leases through the end of the calendar month in which the Closing Date occurs, or, to the extent such rent is payable quarterly, the end of the calendar quarter in which the Closing Date occurs, but Buyer shall reimburse the Shareholders for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration procedure described in Section 2.5(a) above. Payments of percentage rent, if any, due under certain Location Contracts shall be adjusted to the Closing Date as set forth in this Section 2.5(b). Although Buyer shall pay any percentage rent due for periods expiring after the Closing Date, the Shareholders shall be responsible for that portion due under Location Contracts based on collections from the commencement of the current Location Contract or applicable lease year thereunder to the Closing Date, and Buyer shall be responsible for that portion due under the Location Contracts based on collections from and after the Closing Date. Within ninety (90) days after the Closing Date, the Shareholders will furnish Buyer with records (in form and substance reasonably satisfactory to Buyer) which evidence the gross collections of the Company at each

Location to the extent necessary to enable Buyer to comply with the percentage rent provision of each Location Contract. Buyer shall provide to the Shareholders, within thirty (30) days before the annual settlement of percentage rent under any Location Contract for the partial year in which the Company was operating such Location, a statement showing the manner of computation of all percentage rent due under each Location Contract for such year. Any reimbursement due Buyer from the Shareholders or the Company in respect of its pro rata share of percentage rent shall be paid within fifteen (15) days after written demand therefor by the Buyer.

          (c) Resolution of Disputes.  If Buyer and the Shareholders shall be
              ----------------------
unable to agree on the amount of any proration under this Section 2.5 or shall be unable to resolve any dispute arising hereunder within ninety (90) days of the Closing Date, then such disputes shall be settled in the manner provided for in Section 12.2 hereof.

          2.6  Closing Costs; Taxes.  The Shareholders shall be responsible for
               --------------------
all Taxes imposed by reason of the transfer of the Seller Stock or any of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.


                                   ARTICLE 3

                                    CLOSING
                                    -------

          3.1  Closing.  The Closing of the transactions contemplated herein
               -------
(the "Closing") shall be held on the Closing Date at the offices of Anderson
      -------
Kill & Olick, P.C. at 1251 Avenue of the Americas, New York, New York at 10:00 a.m., E.S.T.

          3.2  Conveyances at Closing.
               ----------------------

          (a) Instruments and Possession.  To effect the transfer referred to in
              --------------------------
Section 2.1 hereof, the Shareholders and the Company, as applicable, will, on the Closing Date, execute and deliver, or cause to be executed and delivered, to
Buyer:

               (i) certificate(s) evidencing the Seller Stock (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank), free and clear of any and all Encumbrances;

               (ii) assignments of all Proprietary Rights in recordable form to the extent necessary to assign such rights;

               (iii)  the Consulting Agreement; and

               (iv) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

          (b) On the Closing Date, Buyer will execute, where applicable, and deliver to the Shareholders:

               (i)  the Purchase Price in accordance with Section 2.2 hereof;

               (ii) the Consulting Agreement; and

               (iii) such other instruments as shall be reasonably requested by the Shareholders to effect the consummation of the transactions contemplated hereby.

          (c) Form of Instruments.  All of the foregoing instruments shall be in
              -------------------
form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the party receiving delivery thereof.

          3.3  Other Deliveries at Closing.  In addition to the foregoing
               ---------------------------
matters, at the Closing, the Shareholders and the Company, on the one hand, and the Buyer, on the other hand, shall deliver the certificates, agreements, opinions of counsel and other documents and materials described in Articles 10 and 11 hereof, respectively.


                                   ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS
         --------------------------------------------------------------

          Except as set forth on the Disclosure Schedule, the Company and each of the Shareholders hereby represents and warrants to Buyer as follows:

          4.1  Organization of the Company.
               ---------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of the Business or the ownership of its properties or assets. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is listed on the Disclosure Schedule.

          (b) The Books and Records of the Company are correct, current and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such Books and Records were duly and validly taken in compliance with all applicable Legal Requirements. The Company has properly filed all certificates or other instruments, if any, and all amendments thereto required to be filed with the Secretary of State of the State of New Jersey pursuant to NJS 14A:1-1 et seq. of the Business Corporation Act of
                                      -- ---
the State of New Jersey.

          4.2  Capitalization of the Company.
               -----------------------------

          (a) The Shareholders are the sole shareholders of the Company and own of record and beneficially 100% of the outstanding shares of capital stock of the Company, 53.8% of which is owned of record and beneficially by Thomas L. Litwin, 12.2% of which is owned of record and beneficially by Stuart M. Litwin, 10% of which is owned of record and beneficially by Dorothy E. Litwin, and 24% of which is owned of record and beneficially by the Thomas L. Litwin, GRIT No.
2. The Seller Stock constitutes all of the ownership interests in the Company, and, taken together, the Shareholders have good and marketable title to the Seller Stock, free and clear of all Encumbrances. Other than the Seller Stock, the Company has no other outstanding Equity Interests or Equity Interests containing any profit participation features. The shares of Seller Stock are free and clear of any adverse claims, or voting or other rights of third parties. There are no subscriptions, options, warrants, calls, commitments or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, Equity Interests of the Company. The Shareholders have delivered to Buyer a true and complete copy of the certificate of incorporation and bylaws of the Company and all amendments, modifications or supplements thereto. There are no statutory or contractual rights of refusal or other limitations with respect to the transfer of the Seller Stock contemplated by this Agreement. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests or the Seller Stock. All of the shares of Seller Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any Encumbrances. The Company owns no Equity Interests of, and is not in any manner affiliated (whether through an Investment or participation of any kind) with the Equity Interests of, any Person. The Shareholders are the only record and beneficial owners of the Seller Stock, and, other than the Shareholders, no other Person who at any time had an interest in any Equity Interest of the Company has any rights or claims of any kind against the Company.

          (b) Upon consummation of the transactions contemplated by the Transaction Documents, Buyer will receive good and marketable title to the Seller Stock, free and clear of any and all Encumbrances.

          4.3  Authorization; Binding Effect.  The Company has all necessary
               -----------------------------
corporate power and authority, and has taken all corporate actions necessary to enter into this Agreement and the other Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each applicable Transaction Document has been duly executed and delivered by each of the Shareholders and the Company and is a legal, valid and binding obligation of each Shareholder and the Company enforceable against each Shareholder and the Company in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or effecting the rights or remedies of creditors, general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefore may be brought.

          4.4  Absence of Certain Changes or Events.  Since the Balance Sheet
               ------------------------------------
Date, there has not been any:

          (a) change in the condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects of the Company or employee, Customer or supplier relations, except for (i) changes contemplated hereby or changes, individually or in the aggregate, which have not resulted in and could not be reasonably expected to result in an Adverse Effect and (ii) changes in the ordinary course of business consistent with past practice or changes occurring as a result of general economic or financial conditions or other developments which are not unique to the Company;

          (b) (i) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by the Company to any of its officers, employees or agents (collectively, "Personnel") other than senior management employees, (ii)
                ---------
material increase in the compensation payable or to become payable by the Company to any of its senior management employees, (iii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iv) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company for any Personnel, except pursuant to the existing plans and arrangements described in the Disclosure Schedule, or
(v) new employment or consulting agreement to which the Company is a party;

          (c) addition to or modification of the employee benefit plans, arrangements or practices described in the Disclosure Schedule affecting Personnel other than (i) contributions made for the Company's 1997 and 1998 fiscal years in accordance with the normal practices of the Company or (ii) the extension of coverage to other Personnel who became eligible after the Balance Sheet Date as set forth in the Disclosure Schedule;

          (d) sale, assignment or transfer of any of the assets of the Company, material singly or in the aggregate, other than in the ordinary course of business and consistent with past practices;

          (e) cancellation of any Indebtedness or waiver of any rights of substantial value to the Company, other than in the ordinary course of business and consistent with past practice;

          (f) amendment, cancellation or termination (except upon expiration) of any Contract, Permit or other instrument material to the Company, other than in the ordinary course of business consistent with past practice;

          (g) capital expenditure or execution of any Lease or any incurring of liability therefor, in each case, involving payments in excess of $25,000 in the aggregate (excluding acquisition of route businesses by the Company disclosed on the Disclosure Schedule);

          (h) failure to repay any obligation of the Company, except in the ordinary course of business or where such failure would not reasonably be expected to result in an Adverse Effect;

          (i) other than in the ordinary course of business consistent with past practices, failure to use good faith efforts to preserve the Business intact, to keep available to Buyer the services of the Personnel, and to preserve for Buyer the goodwill of the Company's suppliers, customers and others having business relations with it;

          (j) failure to operate the Business in the ordinary course and consistent with past practices;

          (k) material change in accounting methods or practices by the Company affecting its assets, liabilities or business, except as required by GAAP;

          (l) material revaluation by the Company of any of the Purchased Assets, including without limitation, writing off notes or accounts receivable, except in the ordinary course of business consistent with past practices;

          (m) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the

Business, the Purchased Assets (in the aggregate) or business prospects of the Company;

          (n) creation of any Encumbrance on any asset of the Company, including, without limitation, the Purchased Assets, not in the ordinary course of business or consistent with past practice;

          (o) declaration, setting aside or payment of dividends or distributions in respect of any capital stock or other Equity Interests of the Company or any redemption, purchase or other acquisition of any of any security or other Equity Interest of the Company;

          (p) issuance by the Company of, or commitment of the Company to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

          (q) Indebtedness incurred by the Company or any commitment to incur Indebtedness entered into by the Company in an amount greater than $25,000 in the aggregate;

          (r) liabilities involving $25,000 or more, except in the ordinary course of business and consistent with past practice, or any material increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

          (s) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date or (ii) of other liabilities involving $10,000 or more singly and $30,000 or more in the aggregate;

          (t) agreement by the Company to do any of the foregoing; or

          (u) other event or condition of any character which in any one case or in the aggregate has, or any event or condition known to the Company or any Shareholder which it is reasonable to expect will, in any one case or in the aggregate, result in an Adverse Effect.

          4.5  Title to Assets, Etc.
               --------------------

          (a) The Company has good and marketable title to the Purchased Assets, free and clear of all Encumbrances. All Leases are valid and subsisting and are in full force and effect. The Company enjoys peaceful and undisturbed possession of all Facilities, each of which is described on Exhibit "B" attached hereto, and such Facilities are not subject to any Encumbrance or any limitation which interferes with or impairs the present and continued use thereof in the usual and normal conduct of the Business. All of the Purchased Assets in the aggregate have a fair market or realizable value at least equal to the value thereof as reflected in the Balance Sheet. The Company has not depreciated any of the Purchased Assets on an accelerated basis in any manner inconsistent with applicable Internal Revenue Service guidelines, if any.

          (b) The Company has performed all material obligations required to be performed by it with respect to the Purchased Assets and, to the extent subject to any Lease, the Equipment. With the exception of the Excluded Assets, the Purchased Assets comprise all of the assets and property and rights of every type and description, real, personal and mixed, tangible and intangible, necessary or reasonably desirable to conduct the Business as currently conducted. None of the Excluded Assets, either singly or in the aggregate, is material to the Business as presently conducted, and the failure of Buyer to acquire any of the Excluded Assets hereunder will not result, and will not reasonably be expected to result, in any one case or in the aggregate, in an Adverse Effect.

          (c) There are no pending condemnation proceedings pursuant to which the Company or any Shareholder has been named a party and served with a complaint or, to the knowledge of the Company and the Shareholders, threatened condemnation proceedings relating to any of the Facilities. The real property improvements (including leasehold improvements), equipment and other tangible assets owned or used by the Company at the Facilities are adequately insured and are structurally sound with no known material defects. None of said improvements, equipment and other assets is subject to any commitment or other arrangement for their sale or use by any Representative of the Company or third parties.

          (d) The Disclosure Schedule states the name of each bank or other financial institution with which the Company has an account or safety deposit box, together with the names of all Persons authorized to draw therefrom and have access thereto.

          4.6  Condition of Tangible Assets.  The Facilities and Fixtures taken
               ----------------------------
as a whole are in all material respects in good operating condition and repair (except for ordinary wear and tear), are in all material respects sufficient for the operation of the Business as presently conducted and are in conformity with all Legal Requirements.

          4.7  Location Contracts and OPL Contracts.
               ------------------------------------

          (a) The Disclosure Schedule provides a listing of each Location Contract as of the Closing Date which is accurate in all material respects as of the Closing Date and which includes the following terms with respect to each such Location Contract: (i) type of account; (ii) account number; (iii) termination date and remaining months of the term (which dates do not take into account any option to renew or likelihood of renewal); (iv) original term; (v) whether there is an automatic renewal provision; (vi) whether there is a right of first refusal; (vii) the number of On-Location Machines at such Location; (viii) the commission rate payable under such Location Contract and the amount of any "front money" paid or owing when such Location Contract was executed; and (ix) whether such Location Contract contains a "change of control" or similar provision or otherwise requires the consent of a Consenting Party in connection with the transactions contemplated by any of the Transaction Documents. Buyer acknowledges and understands that the information concerning each such Location Contract in such listing contained in the Disclosure Schedule is only a summary of such Location Contracts and is qualified by reference to the Location Contracts. Except as set forth on the Disclosure Schedule, each Location Contract grants the Company the exclusive right to install, service, maintain and operate all On-Location Machines at the Location(s) set forth in the applicable Location Contract. As of the date of this Agreement, the Company is not (and to the knowledge of the Company and each Shareholder, no other party is) in material breach or violation of or default under any terms of any of the Location Contracts, and has not received any written notice requesting or threatening the removal of any On-Location Machine from a Location except in the ordinary course of business consistent with past practices, or any other anticipatory breach of any Location Contract, or of any foreclosure against any Location set forth in any of the Location Contracts. Except as disclosed on the Disclosure Schedule and other than renewals of Location Contracts on substantially similar or more favorable terms in the ordinary course of business and consistent with past practice, since the Balance Sheet Date, the Company has not entered into any new Location Contracts.

          (b) The Disclosure Schedule provides an accurate listing of each OPL Contract as of the Closing Date and includes the following terms with respect to each such OPL Contract: (i) account number; (ii) termination date and remaining months of the term (which dates do not take into account any option to renew or likelihood of renewal); (iii) original term; (iv) revenues generated by such OPL Contract on an annual basis; (v) whether there is an automatic renewal provision (including with respect to any such optional renewal provisions, the likelihood of renewal); (vi) whether there is a right of first refusal; (vii) the quantity or volume of Linens required to be provided under such OPL Contract; and (viii) whether such OPL Contract contains a "change of control" or similar provision or otherwise requires the consent of a Consenting Party in connection with the transactions contemplated by any of the Transaction Documents. Except as set forth on the Disclosure Schedule, each OPL Contract grants the Company the exclusive right to provide the services set forth in such OPL Contract. As of the date of this

Agreement, the Company is not (and to the best knowledge of the Company and each Shareholder, no other party is) in material breach or violation of or default under any terms of any of the OPL Contracts, and has not received any written notice requesting or threatening the termination of such OPL Contract or any other anticipatory breach of any OPL Contract.

          (c) Except as set forth on the Disclosure Schedule, the Company has not received any written notice questioning the validity or enforceability of any Location Contract or OPL Contract. All of the Location Contracts and OPL Contracts are evidenced by written agreements. The Company has delivered to Buyer, or will deliver to Buyer promptly after the public notice given in accordance with Section 6.5 hereof, copies of all Location Contracts and OPL Contracts used in the Business.

          4.8  Contracts and Commitments.  Except as set forth on the Disclosure
               -------------------------
Schedule, the Company is not a party to any written or oral:

          (a) commitment, contract, note, loan, evidence of Indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Company of more than $10,000 and not cancelable (without liability) within 30 days;

          (b) lease of real property (other than a Location Contract);

          (c) lease of personal property involving any annual expense in excess of $10,000 and not cancelable (without liability) within 30 days (the Disclosure
Schedule indicates with respect to each lease listed on the Disclosure Schedule a general description of the leased items, term, annual rent and renewal options);

          (d) contract or agreement containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person;

          (e) employment or consulting contract, including, without limitation, contracts to employ executive officers and other contracts or arrangements with Representatives of the Company, and contracts or arrangements with independent contractors on a full-time, part-time, consulting or other basis, except any such contracts or arrangements not requiring the payment by the Company of an amount greater than $10,000 in any given year and that are terminable by the Company for any reason upon not more than thirty (30) days prior written notice without penalty of any kind;

          (f) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete;

          (g) pension, profit sharing, stock option, stock appreciation, employee stock purchase, bonus, benefit or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement including, without limitation, all arrangements, policies, plans and programs relating to retirement, disability, insurance, (including any self-insured arrangements), severance pay, supplemental unemployment benefit, vacation, leave of absence, equity participation, stock purchase, stock option, stock appreciation right or any other incentive arrangement, or any contract with any labor union;

          (h) contract pursuant to which the Company has advanced or loaned funds or made any Investments of funds or other property or Purchased Assets other than to one another, or agreed to advance or loan funds to any other Person or to do any of the foregoing, other than prepayments in the ordinary course of business consistent with past practices and listed on the Disclosure Schedule;

          (i) contract or indenture that, with the giving of notice or the passage of time, could result in an Encumbrance on any Purchased Asset (other than any Encumbrance which will be extinguished prior to or as of the Closing
Date);

          (j) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right);

          (k) independent or service representative or distributorship agreement; or

          (l) contracts or commitments materially affecting the Business not otherwise described above or listed in the Disclosure Schedule (including purchase orders, franchise agreements and undertakings or commitments to any governmental or regulatory authority).

          The Company is not (and, to the knowledge of each Shareholder and the Company, no other party is) in material breach or violation of, or material default under any of the Contracts or other instruments, obligations, evidences of Indebtedness or commitments described in clauses (a)-(l) above. To the Company's and each Shareholders' knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would result in a material default, material breach or material event of noncompliance under any obligation of the Company pursuant to any Contract. Each Contract described on the Disclosure Schedule is valid, binding, enforceable and in full force and effect in all material respects in accordance with its terms. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by the Transaction Documents will not (a) require the consent, approval or authorization of any Consenting Party or (b) have a material adverse effect on any Contract or result in the termination, default under, breach or violation of, or imposition of any Encumbrance on, any Contract. Neither the Company nor any of the Shareholders has a present expectation or intention of not performing in all material respects any obligation pursuant to any Contract.

          4.9  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
the Transaction Documents nor the consummation of the transactions contemplated thereby will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or bylaws of the Company, (b) a material breach or violation of, or a material default under, any term or provision of any Contract, agreement, Indebtedness, Lease, Encumbrance, commitment, license, franchise, Permit, authorization or concession to which the Company is a party or by which any of the Purchased Assets are bound, (c) a violation by the Company of any Legal Requirement, (d) the imposition of any Encumbrance on the Business or on any of the Purchased Assets, or (e) result in any suspension, impairment, revocation, forfeiture or non-renewal of any Permit.

          4.10  Consents and Approvals.  Other than any filing required to be
                ----------------------
made under the HSR Act or any consent required to be obtained in any Change of Control Contract, no consent, approval, waiver or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company or any Shareholder in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, unless the failure to obtain any such consent, approval, waiver or authorization would not be likely to result in (i) an Adverse Effect or (ii) a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

          4.11  Financial Statements.  The Company has heretofore delivered to
                --------------------
Buyer true and complete copies of the Financial Statements. Except as otherwise set forth therein and on the Disclosure Schedule, the Financial Statements are complete, are in accordance with the books and records of the Company, accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby in accordance with GAAP, and contain and reflect all necessary adjustments for a fair representation of the Financial Statements as of the date and for the periods covered thereby.

          4.12  Litigation.  There is no action, order, writ, injunction,
                ----------
judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or,
                                                          -------
to each Shareholders' and the Company's knowledge, threatened or anticipated against, relating to or affecting (i) the Company, the Business, the Purchased Assets (ii) any benefit plan for

Personnel or any fiduciary or administrator thereof or (iii) any of the transactions contemplated by the Transaction Documents. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the Business or any of the Company's activities. To the Shareholders' and the Company's knowledge, there is not a reasonable likelihood of an adverse determination of any pending Actions which could, individually or in the aggregate, be reasonably expected to result in an Adverse Effect.

          4.13  Labor Matters.  The Company is not a party to any labor
                -------------
agreement with respect to its employees with any labor organization, group or association. The Company has not experienced any attempt by organized labor or its Representatives to make the Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. The Company is, and has at all times been, in compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending or, to each Shareholders' and the Company's knowledge, threatened before the National Labor Relations Board or any other governmental agency arising out of any of the Company's activities, and neither of the Shareholders nor the Company has any knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to each Shareholders' and the Company's knowledge, threatened against the Company nor is any grievance currently being asserted; and the Company has not experienced a work stoppage or other labor difficulty. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), (aa) the Company has not effectuated (i) a "plant closing" (as
      --------
defined in the WARN Act) affecting any site of employment of one or more Facilities or operating units within any site of employment or Facility of the Business; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more Facilities or operating units within any site of employment or Facility of the Business, (bb) the Company has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law, and (cc) no employees of the Business have suffered an "employment loss" (as defined in the WARN Act) within six months prior to the date hereof.

          4.14  Liabilities.  The Company has no liabilities or obligations
                -----------
(absolute, accrued, contingent or otherwise) except (i) liabilities which are reflected and reserved against on the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, and (iii) liabilities arising under Contracts, letters of credit, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule or which are of the type described in Section 4.7 but which because of the dollar amount or other qualifications are not required to be listed in the Disclosure Schedule.

          4.15  Compliance with Law.  The Company and the Business are, and have
                -------------------
at all times been, in compliance in all material respects with all applicable laws, statutes, ordinances and regulations, whether federal, state or local.
The Company has not received any notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws, and the Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which are likely to result in violations of any such regulations.

          4.16  No Brokers.  Neither the Company nor any Representative of the
                ----------
Company has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

          4.17  No Other Agreements to Sell the Purchased Assets.  Neither the
                ------------------------------------------------
Company nor any Shareholder or Representative of the Company has any legal obligation, absolute or contingent, to any other Person to sell all or part of the Purchased Assets, to sell a majority of the capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

          4.18  Proprietary Rights.  All Proprietary Rights are listed or
                ------------------
identified on the Disclosure Schedule. The Proprietary Rights listed or identified on the Disclosure Schedule are all those used in the Business. No Person has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company, and no Person otherwise has a right to receive a royalty or similar payment in respect of any such Proprietary Rights. The Company has no licenses granted by or to it or other agreements to which it is a party relating in whole or in part to any of the Proprietary Rights. To each Shareholders' and the Company's knowledge, the Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, except any such infringement or violation that does not materially adversely effect such right, and no proceedings have been instituted or, to each Shareholders' and the Company's knowledge, threatened against or notices received by the Company or any Shareholder that are presently outstanding alleging that the Company's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to any such Proprietary Rights.

          4.19  Employee and Related Agreements; ERISA.
                --------------------------------------

          (a) General Definitions.  For the purposes of this Section 4.19(a),
              -------------------
the following definitions shall apply:

                (i)  "Employee Plan" shall mean each "employee benefit plan", as
                    -------------
defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by the Company or any of its Affiliates or to which the Company or any of its Affiliates is or has been obligated to contribute.

                (ii)  "Multiemployer Plans" shall mean any Employee Plan that
                       -------------------
meets the definition of a "multiemployer plan" in Section 3(37) of ERISA.

                (iii)  "PBGC" shall mean the Pension Benefit Guaranty
                        ----
Corporation.

                (iv)  "Title IV Plan" shall mean any Employee Plan that is
                       -------------
subject to Title IV of ERISA.

                (v)  "Benefit Arrangement" shall mean any compensation
                      -------------------
arrangements, bonus or benefit plans, programs or other arrangements maintained, administered or otherwise contributed to by the Company, including, without limitation, all arrangements, policies, plans and programs relating to retirement, disability, insurance, (including any self-insured arrangements), severance pay, supplemental unemployment benefits, vacation, leave of absence, equity participation, stock purchase, stock option, stock appreciation right or any other incentive arrangements.

          (b)  The Disclosure Schedule lists:

                (i) the names, positions, titles, job categories, dates of commencement of employment and current compensation (including sales commissions or other deferred or contingent compensation) and date and amount of last increase in compensation of all employees of the Business, including, without limitation, employees on approved or legally mandated leaves of absence (including the identification of any employees on such leaves of absence) and whether there exist employment agreements or contracts with the employees of the Business;

                (ii) each bonus and severance arrangement whether for individuals or generally made available to employees of the Business;

                (iii) each Employee Plan that is maintained, administered or otherwise contributed to by the Company for the benefit of present or former employees of the Business; and

                (iv) each Benefit Arrangement that is maintained, administered or otherwise contributed to by the Company for the benefit of present or former employees of the Business.

          (c) The Company has heretofore delivered to Buyer correct and complete copies of the following items:

                (i) the plan document for each Employee Plan and related trust agreement (and all amendments thereto), all written interpretations and communications with respect to each such Plan and, if applicable, written descriptions of any oral communications or oral representations concerning such Plan;

                (ii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with each Employee Plan;

                (iii) the last actuarial valuation report prepared in connection with any Employee Plan which is subject to Title IV of ERISA;

                (iv) the most recent determination letter from the Internal Revenue Service relating to each Employee Plan which is intended to be qualified under Section 401(a) of the Code.

          (d) Except as explicitly set forth in the Disclosure Schedule, with respect to each Employee Plan:

                (i)  no "prohibited transaction", as defined in Section 406 of
                         ----------------------
ERISA or Section 4975 of the Code, has occurred, including, but not limited to, any loan to an employee stock ownership plan which does not or at any time has not complied with Section 408(b)(3) of ERISA or Section 4975(d)(3) of the Code, and no Tax or penalty has been imposed or can reasonably be expected to be imposed under Section 502(i) of ERISA or Sections 4975(a) or (b) of the Code;

                (ii)  no "accumulated funding deficiency," as defined in Section
                         ------------------------------
412 of the Code, has been incurred with respect to any Employee Plan which is subject to Section 412 of the Code, whether or not waived;

                (iii)  no "reportable event", within the meaning of Section 4043
                          ----------------
of ERISA, for which notice has not been waived under applicable regulations, has occurred or is continuing;

                (iv) no event described in Sections 4062 or 4063 of ERISA has occurred;

                (v) no condition exists or has existed which could constitute grounds for termination by the PBGC of any

Employee Plan which is a Title IV Plan and no filing has been made by the Company or any Shareholder or any of their respective Affiliates with the PBGC to terminate any such Employee Plan;

                (vi)  each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that such Employee Plan is a qualified plan and that each trust created under any such Employee Plan is exempt from taxation under
Section 501(a) of the Code, and each such Plan and related trust has been operated in accordance with all applicable laws as of the effective date thereof, notwithstanding the actual terms of the Employee Plan documents;

                (vii) each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all laws, including but not limited to ERISA and the Code, that are applicable to such plans;

                (viii) no Tax or penalty under any provision of the Code or ERISA has been imposed or can reasonably be expected to be imposed as a result of actions or inactions which occurred prior to the Closing Date;

                (ix) no post-retirement medical or life insurance benefit obligations exist with respect to Personnel or former Personnel of the Company;

                (x) there has not been a failure to timely pay any premium required to be paid to the PBGC on account of any Title IV Plan;

                (xi) the Company has never contributed nor been obligated to contribute to any Multiemployer Plan;

                (xii) there are no pending Actions which either have been asserted or instituted or can reasonably be expected to be asserted or instituted against any of the Employee Plans, the assets of any of the trusts under such Employee Plans, the plan sponsor, the plan administrator, trustee or any other fiduciary of such Employee Plans with respect to any aspect of such Employee Plans (except for routine benefit claims or routine expenses);

                (xiii) there are no pending or ongoing audits, or inquiries or investigations by any governmental or regulatory agency;

                (xiv) all returns, reports and notices for any Employee Plan which are required under the Code, ERISA or any other applicable law and the regulations thereunder have been timely provided to governmental agencies, employees, participants or beneficiaries;

                (xv) neither the Company nor any of its Affiliates is required to provide security to any Employee Plan under Section 401(a)(29) of the Code;

                (xvi) except as set forth on the Disclosure Schedule, the Company has timely made all payments and contributions due from them through the Closing Date with respect to each Employee Plan and no contributions are owed by the Company with respect to any Employee Plan for all periods ending on or before the Closing Date; and

                (xvii) Participants in the Company 401(k) Plan are not entitled to receive any profit sharing contributions other than 401(k) contributions or matching contributions for the plan year ending June 30, 1998.

          (e) Except as explicitly set forth in the Disclosure Schedule, with respect to each Employee Plan, neither the Company nor any of its Affiliates has:

               (i) engaged in, or is a successor or parent corporation to any Person that has engaged in, a transaction described in Section 4069 of ERISA;

               (ii) incurred or reasonably expects to incur any liability under Title IV of ERISA (including, but not limited to liability arising in connection with any termination of any Employee Plan covered or previously covered by Title IV of ERISA);

               (iii) incurred or reasonably expects to incur any complete or partial withdrawal liability with respect to any Multiemployer Plan and no condition exists with respect to any Multiemployer Plan which presents a risk of complete or partial withdrawal liability under Title IV of ERISA;

               (iv)  incurred any unsatisfied contribution obligations under
Section 412 of the Code nor has liability for unpaid contributions with respect to any Employee Plan;

               (v) failed to comply with any of the health care continuation coverage requirements or related notice requirements under Section 601, et.
                                                                        --
seq. of ERISA and Section 4980B of the Code;
---

          (f) There is no contract, Employee Plan or Benefit Arrangement covering any current or former Personnel of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (g) Except as specifically set forth in the Disclosure Schedule, no payment, award, bonus, severance payment or other amount under any contract, Employee Plan or Benefit Arrangement will be triggered as a result of the events contemplated by the Transaction Documents.

          (h) No Employee Plan or Benefit Arrangement has any restrictions against termination or modification, either by its terms or due to any written or oral communications by any Representative of the Company.

          (i) The Company's Balance Sheet properly and adequately reflects any and all liabilities and obligations of the Company relating to any period ending on or prior to the Closing Date in respect of the employees of the Company, for
(a) unpaid compensation, salaries, wages, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation, vacation or other paid leave), (b) unpaid contribution, costs and expenses to or in respect of any Employee Plan, and (c) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the Closing Date.

          (j) For all plan years ending on or before the Closing Date, the Gordon & Thomas Companies, Inc. Employee Savings & Protection Plan (the "Company
                                                                         -------
401(k) Plan") has complied in operation with all applicable requirements under
-----------
the Code, including but not limited to (i) the actual deferral percentage requirements under Code Section 401(k), (ii) the actual contribution percentage requirements under Code Section 401(m), (iii) the limitations on elective deferrals under Code Section 401(a)(30), and (iv) the limitations on contributions under Code Section 415.

          4.20  Tax Matters.
                -----------

          (a) The Company has timely filed all Tax Returns which are required to be filed and each such Tax Return is correct and complete in all material respects. The Company has paid all Taxes due and owing by it (whether or not shown on any Tax Return) and has withheld and paid over, on a timely basis, all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, shareholder, creditor or other third party.

          (b) There are no Encumbrances of any kind on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c) No Tax audits are pending or being conducted, or to the knowledge of each Shareholder and the Company, threatened, with respect to the Company or the Business.

          (d) No information related to Tax matters has been requested by any taxing authority, and neither the Shareholders nor the Company has received notice indicating an intent to open an audit or other review from any taxing authority, and the Company and its Representatives (including any Representative responsible for Tax matters) do not expect or have reason to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

          (e) Neither the Shareholders nor the Company has any knowledge of any asserted claim (whether in writing or otherwise) by any taxing authority concerning the Company's liabilities for Taxes.

          (f) No claim has ever been made by any jurisdiction in which the Company does not file Tax Returns to the effect that the Company may be subject to any Tax imposed by that jurisdiction, and neither the Shareholders nor the Company has received any nexus questionnaire from any jurisdiction in which it does not file Tax Returns.

          (g) The Company has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

          (h) The Company is not a party to any agreement that could obligate it to make any payments that would not be deductible pursuant to Section 280G of the Code, and the Company has not filed a consent pursuant to Section 341(f) of the Code.

          (i) The Company has delivered to Buyer, or shall deliver to Buyer promptly after the date hereof, correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since 1991.

          (j) The Company is a not party to or bound by (nor will the Company become a party to or become bound by) any Tax indemnity, sharing or allocation agreement, or has any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (k) The unpaid Taxes of the Company (i) do not exceed the reserve for Tax liabilities set forth on the Balance Sheet (other than in any notes thereto), and (ii) do not exceed such reserve adjusted to take account of the passage of time and the occurrence of transactions and events through the Closing Date in accordance with the Company's past custom and practice in computing its Taxes and filing Tax Returns.

          (l) The Company has not ever been a member of an affiliated group of corporations which has filed a consolidated federal income Tax Return under Code Sections 1501 and 1502 and Treasury Regulation Section 1.1502.

          (m) All elections with respect to Taxes affecting the Company as of the date hereof are set forth on the Disclosure Schedule.

          (n) None of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

          (o) The Company has not agreed to, and is not required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise except as set forth on the Disclosure Schedule.

          (p) The Company is not a person other than a United States Person within the meaning of the Code and the transaction contemplated herein is not subject to the withholding provisions of Section 3406 of Subchapter A of Chapter 3 of the Code.

          (q) The Company has disclosed within the meaning of Section 6662(d)(2)(B)(ii) of the Code on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law).

          (r) None of the Purchased Assets are property that the Company is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (s) None of the Purchased Assets directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

          (t) The Company has not made a deemed dividend election under Regulation Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

          (u) The Company has not participated in an international boycott within the meaning of Section 999 of the Code.

          (v) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (w) The Company has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (x) The Company has at all times since October 1, 1985 qualified as an "S" corporation pursuant to Section 1362 of the Code and has no liability for Taxes pursuant to Section 1374 or Section 1375 of the Code, whether arising prior to the date hereof or as a result of the transactions contemplated by the Transaction Documents.

          4.21  Transactions with Certain Persons.  Neither any Representative
                ---------------------------------
of the Company nor any member of any such Person's immediate family is presently a party to any transaction with the Company relating to the Business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors, Representatives or employees of the Company) any such Person in which any such Person has a substantial or beneficial interest.

          4.22  Severance Arrangements.  The Company has not entered into any
                ----------------------
severance or similar arrangement in respect of any present or former Personnel or Representative of the Company that will result in any obligation (absolute or contingent) of Buyer or the Company to make any payment to any such present or former Personnel or Representative following termination of employment.

          4.23  Insurance.  The Disclosure Schedule contains a complete and
                ---------
accurate list in all material respects of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on the Business, property or Personnel. All of such policies are sufficient in all material respects for compliance with all Legal Requirements and of all Contracts to which the Company is a party. The Company is not in default in a material respect under any of such policies or binders, nor has the Company failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion, except where such failure to comply therewith would not reasonably be expected to have an Adverse Effect. To each Shareholders' and the Company's knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. To each Shareholders' and the Company's knowledge, there are no outstanding unpaid claims under any such policies or binders. Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

          4.24  Payments.  The Company has not, directly or indirectly, paid or
                --------
delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party or Person, in the United States or any other country, which is in any manner related to the Business, which any Shareholder or the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

          4.25  Inventories.  The values at which the inventories are shown on
                -----------
the Balance Sheet have been determined in accordance with the normal valuation policy of the Company, consistently applied, and in accordance with GAAP. Inventories (and items of inventory acquired subsequent to the Balance Sheet
Date) consist only of items of quality and quantity commercially usable and saleable in the ordinary course of Business in a manner consistent with past practices, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventories are reasonable in the present circumstances of the Company's business.

          4.26  Customers and Suppliers.  The Disclosure Schedule contains a
                -----------------------
complete and accurate list of (i) the 25 largest Route Business customers of the Company in terms of collected coin revenues during the Company's last fiscal year, showing the approximate total revenues to the Company by each such customer during such fiscal year; (ii) the five (5) largest Route Business suppliers of the Company in terms of Machine and Parts purchases during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during such fiscal year; (iii) the 10 largest OPL Business customers of the Company in terms of revenues during the Company's last fiscal year, showing the approximate total revenues to the Company by each such customer during such fiscal year; and (iv) all of the OPL Business suppliers of the Company during the Company's last fiscal year, showing the approximate total purchases by the Company from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no material adverse change in the business relationship of the Company with any customer or supplier of the Company which would be expected to have a material adverse effect on the economic terms of any such relationship.

          4.27  Compliance With Legislation Regulating Environmental Quality.
                -------------------------------------- ---------------------
Except as specifically disclosed on the Disclosure Schedule:

          (a) The Company has complied and caused the Business, the Facilities and any former Facility to comply with all applicable Legal Requirements to the Business or the Purchased Assets, or the use, generation, treatment, storage, transport, disposal or handling of Hazardous Substances at or by the Facili ties or the former Facilities.

          (b) With respect to all of the Facilities (other than the Locations) and, to Company's and each Shareholders' knowledge, with respect to all Locations, none of the following exists at, on or under any of the Facilities in violation of any Environmental and Safety Requirement:

               (i) Hazardous Substances or underground storage tank, containment vessel, pipeline or other containers used for the storage, disposal or burial of Hazardous Substances;

               (ii) asbestos-containing materials in any form or condition;

               (iii) materials or equipment containing polychlorinated biphenyls; or

               (iv)  wetlands.

          (c) The Company has, and at all times has had, all Permits required under any Environmental and Safety Requirement and is, and at all times has been, in compliance therewith. Each Permit will be transferable in connection with the transactions contemplated by the Transaction Documents no later than the Closing Date.

          (d) The Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled Hazardous Substances in substantial compliance with all Environmental and Safety Requirements and in a manner which would not cause the Company to be subject to any Environmental Liabilities.

          (e) There is no underground storage tank, containment vessel or pipeline at, on or under any Facility or former Facility where the installation, use, maintenance, repair, testing, shut-in or removal of such tank, vessel, or pipeline by the Company, or to the Company's and each Shareholders' knowledge, any other Person was not in compliance with all Environmental and Safety Requirements, and there has been no Release from any such tank, vessel or pipeline.

          (f) None of the Shareholders nor the Company has received any written notice, inquiry, notice of investigation, claim, or any other correspondence or communication from any federal, state, county, municipal or other governmental department, agency, authority or any other Person alleging or in any way relating to any actual or alleged violation of any Environmental and Safety Requirement or any Release at, on, under, or emanating from any Facility, former Facility or any neighboring properties, nor has any Shareholder nor the Company become aware of the possibility that the Company may receive any such notice, inquiry, claim or other correspondence or communication, nor is there any pending or, to each Shareholders' and the Company's best knowledge, threatened suit, action, claim, investigation or proceeding against the Company under any Environmental and Safety Requirement or with respect to any Release.

          (g) There are no consent decrees or agreements with, or Encumbrances by, any governmental authority or quasi-governmental entity relating to any Environmental and Safety Requirement which bind or could affect the Company, the Business or any Facility or former Facility.

          (h) No current or past use, generation, treatment, transportation, storage, disposal or handling practice of the Company during the past five years has or will result in any Environmental Liability under any Environmental and Safety Requirement. No facts, events or conditions caused by or resulting from any act or omission of the Company or relating to the operation of the Business or past or present Facilities will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to the Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including relating to on-site or off-site Releases or threatened Releases of Hazardous Substances, personal injury, property damage or natural resources damage.

          (i) True, correct and complete copies of all written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Facility or former Facility within the past five (5) years, either by the Company or any Representative, environmental consultant or engineer engaged for such purpose, have been made available for examination by the Buyer.

          (j) No federal, state, county, municipal or other governmental department, agency, or authority has served upon the Company any written notice indicating or alleging a need to make any repair, remedy, construction, alteration or installation in order to comply with any Environmental and Safety Requirement.

          (k) Neither this Agreement nor the transactions contemplated by the Transaction Documents impose any obligations for off-site investigation or cleanup, or notification to or consent of any governmental entity or Person pursuant to any Environmental and Safety Requirements.

          (l) The Company has not expressly or by operation of law assumed or undertaken any liability or corrective or remedial obligations of any other Person relating to Environmental and Safety Requirements.

          4.28  Material Misstatements Or Omissions.  No representations or
                -----------------------------------
warranties by the Company or the Shareholders in this Agreement, the Transaction Documents, nor any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant thereto or in connection with the transactions contemplated thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Company and each Shareholder has disclosed all events, conditions and facts materially affecting the Business or the Purchased Assets.

          4.29  Confidentiality Agreement.  Neither the Company, any
                -------------------------
Representative of the Company nor any holder of any equity interests of the Company has breached any of the agreements contained in Section 6.6 hereof.

          4.30  Permits.  The Disclosure Schedule lists all material Permits
                -------
owned by or issued to the Business. Such Permits are all Permits required to conduct the Business as now being conducted and all such Permits are in full force and effect, and the Company is in compliance therewith. Except as set forth on the Disclosure Schedule, all such Permits will be transferable in connection with the transactions contemplated by the Transaction Documents no later than the Closing Date.

          4.31  No Owned Real Property.  The Company does not own any Real
                ----------------------
Property.

          4.32  Solvency.  The Company (a) owns or possesses certain rights in
                --------
the Purchased Assets, the fair saleable value of which, on a going concern basis, is (i) greater than the total amount of liabilities (including contingent liabilities) of the Company, and (ii) greater than the amount that will be required to pay the probable liabilities of the Company's existing debts as they become due; (b) has capital that is not unreasonably small in relation to the Business as presently conducted; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer hereby represents and warrants to each Shareholder as follows:

          5.1  Organization of Buyer.  Buyer is duly organized, validly existing
               ---------------------
and in good standing under the laws of the State of Delaware.

          5.2  Authorization.  Buyer has all necessary corporate power and
               -------------
authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or effecting the rights or remedies of creditors, general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefore may be brought.

          5.3  No Conflict or Violation.  Neither the execution and delivery of
               ------------------------
this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, Permit, authorization or concession to which Buyer is a party, which breach or default would be likely to result in a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby or
(c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would be likely to result in a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

          5.4  Consents and Approvals.  Other than the filings required under
               ----------------------
the HSR Act and any Permits required to be obtained by the Company, no consent, approval, waiver or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, unless the failure to obtain any such consent, approval, waiver or authorization would not be likely to result in a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

          5.5  Parent Company.  All of the issued and outstanding shares of
               --------------
common stock of Buyer are owned beneficially and of record by Coinmach Laundry Corporation, a Delaware corporation ("CLC").
                                      ---

          5.6  No Brokers.  Neither Buyer nor any Representative of Buyer has
               ----------
entered into or will enter into any contract, agreement, arrangement, or understanding with any person which will result in the obligation of the Company or any Shareholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by the Transaction Documents.

          5.7  Financing.  Buyer will have as of the Closing Date sufficient
               ---------
cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in order to consummate the transactions contemplated by the Transaction Documents to which Buyer is a party in accordance with the terms thereof. The Closing of the transactions contemplated by this Agreement is not contingent on Buyer obtaining financing.


                                   ARTICLE 6

              COVENANTS OF THE COMPANY, THE SHAREHOLDERS AND BUYER
              ----------------------------------------------------

          6.1  Books and Records.  Each party agrees that it will cooperate with
               -----------------
and make available to the other party, during normal business hours, all Books and Records, information, and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information, or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees and disbursements, but excluding reimbursement for salaries and employee benefits) incurred in connection with providing such Books and Records, information or employees. In connection therewith, Buyer and each of the Shareholders covenants and agrees to maintain in their current form all of the Books and Records which constitute part of the Purchased Assets for a period of seven (7) years after the Closing Date, and Buyer agrees to make such Books and Records available during normal business hours to the Shareholders at the Company's office at 2 Main Street, East Orange, New Jersey, during the period from the Closing Date through the earlier to occur of (x) the one-year anniversary of the Closing Date and (y) the date on which the Facility lease pursuant to which Buyer leases such office space is terminated.

          6.2  Employee Matters and Company Benefit Plans.
               ------------------------------------------

          (a) The Shareholders shall cause the Company to, and the Company shall, terminate the Company's 401(k) Plan prior to the Closing Date and shall take all actions necessary to effectuate such termination.

          (b) The Shareholders shall cooperate with Buyer in taking all necessary actions as Buyer shall deem necessary or desirable to obtain, as soon as practicable after the Closing Date, a determination letter from the Internal Revenue Service with respect to tax-qualified status of the Company 401(k) Plan in connection with its termination.

          (c) The Shareholders shall cooperate with Buyer in taking all necessary actions to ensure that for the period beginning July 1, 1997 and ending on the date of the Company

401(k) Plan's termination, the Company 401(k) Plan has complied in operation with all applicable requirements under the Code including, but not limited to,
(i) the actual deferral percentage requirements under Code Section 401(k), (ii) the actual contribution percentage requirements under Code Section 401(m), (iii) the limitations on elective deferrals under Code Section 401(a)(30), and (iv) the limitations on contributions under Code Section 415.

          (d) The Shareholders shall pay directly to the Company 401(k) Plan's record keeper and/or administrator (the "Plan Administrator") all fees and other
                                         ------------------
related expenses charged by the Plan Administrator in connection with the administration, termination and liquidation of the Company 401(k) Plan. The Shareholders shall, at Buyer's option, either pay directly to the Plan Administrator or reimburse Buyer for all fees, amounts and expenses paid or incurred by Buyer including, but not limited to, legal fees, expenses, contributions and any other amounts required to be paid by Buyer in connection with (i) the administration, operation, termination and liquidation of the Company 401(k) Plan as a tax-qualified plan, including, but not limited to, any actions deemed necessary by counsel to Buyer to maintain the Company 401(k) Plan as a tax-qualified plan (e.g., utilization of the Internal Revenue Service's
                         ----
Employee Plans Compliance Resolution System), (ii) requesting and obtaining a determination letter from the Internal Revenue Service regarding the tax-qualified status of the Company 401(k) Plan in connection with its termination (including, but not limited to, any actions deemed necessary by counsel to Buyer in order to obtain such a determination letter) and (iii) the liquidation of the Company 401(k) Plan and related trust following the receipt of such a determination letter.

          (e) The Shareholders shall retain all responsibilities for providing all benefits required under Part 6 of Title I of ERISA ("COBRA Benefits") to
                                                         --------------
employees of the Company (whether required by law or otherwise) and their qualified beneficiaries in respect of qualifying events occurring on or before the Closing Date.

          (f) Buyer shall be responsible and liable for claims arising under any state worker's compensation or similar law in respect of Transferred Employees which are based upon any occurrence after the Closing Date. The Shareholders shall be responsible and liable for such claims which are based upon occurrences on or before the Closing Date.

          6.3  Consents and Best Efforts.  Within three (3) business days after
               -------------------------
the execution and delivery of this Agreement, Buyer shall have, and the Shareholders shall have caused the Company to have, and the Company shall have, made all filings required under the HSR Act. In addition, as soon as practicable, Buyer, the Shareholders and the Company, as applicable, will commence all other reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Purchased Assets in accordance with, and as may be required by this Agreement, by a date early enough to allow the sale hereunder to be consummated by the Closing Date. Buyer shall have the sole responsibility to apply for and obtain at its expense (i) any and all consents to transfer Permits or (ii) any and all new Permits for continued operation of the Facilities, and to make, at Buyer's expense, any improvements or alterations of any type to the Purchased Assets required in order to transfer or obtain any such Permits. The Shareholders and the Company shall cooperate in good faith with Buyer's efforts in respect thereof.

          6.4  Use of Corporate Name.  On and after the Closing Date, none of
               ---------------------
the Shareholders shall use as a corporate name, trade name or otherwise the name "Gordon & Thomas" or any other name confusingly similar to, or any derivative of, "Gordon & Thomas" or any other name presently used by Buyer in connection with the operation of its business and the use and ownership of its properties and assets, it being the intent of the parties hereto that from and after the Closing Date, Buyer will have the sole right as against the Shareholders, the Company, the Company's Representatives and all other Persons, to conduct any business under such names and that Buyer intends to use such name immediately on and after the Closing Date and to continue to use such name thereafter.

          6.5  Publicity.  Unless required to do so by applicable law or legal
               ---------
process, no party shall issue any press release or similar publicity or make any public statement regarding the Transaction Documents or the transactions contemplated thereby without the prior written approval of the other parties to this Agreement; provided; however, that, Buyer may issue one or more press
                --------  -------
releases (the content of which shall be reasonably acceptable to the Company) both (i) after execution and delivery of this Agreement and (ii) after the Closing announcing the consummation of the transactions contemplated hereby. Other than as set forth in the immediately preceding sentence, if either party is required by law or legal process to make any public statement regarding the Transaction Documents or the transactions contemplated by the Transaction Documents, such party must first provide to the other party the content of the proposed public statement, the reasons that such disclosure is required by law or legal process, and the time and place that the public statement will be made, in each case to the extent permitted by law or legal process or to the extent reasonably practicable. Notwithstanding the foregoing, it is acknowledged and agreed among the parties that Buyer is a reporting company under the Securities Exchange Act of 1934 and, as such, is subject to the reporting requirements thereunder. Accordingly, no agreement contained herein shall prevent Buyer from complying with any such requirements in any manner Buyer deems appropriate.

          6.6  Confidential Information.
               ------------------------

          (a) The parties acknowledge that the transactions contemplated by this Agreement are of a confidential nature and, subject to the agreements contained in Section 6.5 hereof, each party agrees to keep this Agreement strictly confidential and each party agrees that it will not, without the prior written consent of the other party, make any public comment, statement, or communication or otherwise disclose or permit any disclosure with respect to, or regarding the transactions contemplated hereby, including but not limited to the existence of this Agreement, except to their respective Representatives, or as required by applicable law or legal process, until such time as the parties make a public announcement regarding the transaction as provided in Section 6.5. Neither the Shareholders, the Company nor Buyer at any time shall make any public disclosure of the specific terms, conditions or other aspects of this Agreement, except as required by applicable law or legal process.

          (b) Each party acknowledges that, in connection with the negotiation of the Transaction Documents and the preparation for the consummation of the transactions contemplated thereby, it will have access to confidential information relating to the other party. The parties agree that they will treat as confidential, will not duplicate (except to their respective Representatives in connection with the transactions contemplated by the Transaction Documents) or use, and will maintain the confidentiality of (and will use its best efforts to cause the Representatives of such party to maintain the confidentiality of), any written, oral, or other information obtained from the other party in connection with the Transaction Documents or the transactions contemplated thereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by the Transaction Documents, or (c) the furnishing or use of such information is required by applicable law or legal process. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will keep confidential (and will so instruct its Representatives and others who have had access to confidential information) and will not use any such information, unless such information is now, or is hereafter, disclosed through no act or omission of such party, in any manner making it available to the general public.

          (c) To the extent any party is required by applicable law or legal process to make any disclosure of the Transaction Documents, the transactions contemplated by the Transaction Documents or any confidential information, it must, to the extent reasonably practicable, first provide to the other parties in writing the content of the proposed disclosure, the reasons that such disclosure is required by law or legal process, and the time and place that the disclosure will be made, in each case to the extent reasonably practicable and as permitted by law or legal process.

          6.7  Cooperation on Litigation.  The Company agrees to furnish or
               -------------------------
cause to be furnished promptly to Buyer, upon request, such information relating to the Business (including access to Books and Records) and assistance as is necessary, in the sole discretion of Buyer, for the preparation for or the prosecution or defense of any suit, action, litigation or arbitration or other proceeding or investigation against the Buyer or the Company. Buyer agrees to furnish or cause to be furnished promptly to the Shareholders, upon request, such information related to the Business (including access to Books and Records) and assistance as is necessary, in the sole discretion of the Company, for the preparation for or the prosecution or defense of any suit, action, litigation or arbitration or other proceeding or investigation against the Buyer or the Company.

          6.8  Cooperation on Tax Matters.  Buyer, the Shareholders and the
               --------------------------
Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's consent, which consent shall not be unreasonably withheld) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          6.9  Maintenance of Business Prior to Closing. Until the earlier of
               ----------------------------------------
the Closing or the termination of this Agreement in accordance with its terms, the Shareholders shall cause the Company to, and the Company shall, use its commercially reasonable efforts to continue to carry on the Business in the ordinary course and substantially in accordance with past practice, except as otherwise provided in this Agreement, and will not take any action inconsistent therewith, with any applicable laws or legal requirements or with the consummation of the Closing. Without limiting the generality of the foregoing, the Shareholders shall cause the Company to, and the Company shall, (a) maintain the Purchased Assets in substantially their current state of repair, consistent with age, excepting normal wear and tear; and (b) maintain insurance covering Purchased Assets similar to that in effect on the date hereof.

          6.10  Investigation by Buyer; Audits.  Until the earlier of the
                ------------------------------
Closing or the termination of this Agreement in accordance with its terms, the Company and each Shareholder shall allow Buyer, at Buyer's own expense, at such time or times as are mutually agreeable to the Company and Buyer, and without materially interfering with the Company's Business, to make such inspection of the Purchased Assets and to inspect other Contracts, Books and Records or information requested by Buyer, concerning the Business; provided, however, that
                                                         --------  -------
any information obtained from the Company or the Company's Representatives pursuant hereto remains subject to the confidentiality agreement dated January 30, 1998 (the "Confidentiality Agreement") entered into between the Company and
               -------------------------
CLC (the continued validity of which is hereby acknowledged by Buyer and the Company). All such information shall be provided to Buyer in such form as such information may presently exist or be readily available. All communications to the Company pursuant to this Section 6.10 shall be made to Mr. Stuart Litwin, c/o Gordon & Thomas Companies, Inc., 2 Main Street, East Orange, New Jersey 07018. Buyer acknowledges and agrees that Buyer will not be permitted any on-site visits until two (2) days after the public notice described in Section 6.5. The Company has delivered to Buyer, or will deliver to Buyer promptly after such public notice, copies of the Location Contracts and OPL Contracts.

          6.11  Certain Prohibited Transactions.  Until the earlier of the
                -------------------------------
Closing or the termination of this Agreement in accordance with its terms, the Shareholders shall not permit the Company to, and the Company shall not, except as permitted or contemplated by this Agreement or as otherwise consented to by Buyer in writing:

          (a) outside of the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other Person, or make any loans or advances to any Person, except trade payables incurred in the ordinary course of business and consistent with past practice;

          (b) issue any shares of its capital stock or any other securities or any securities convertible into shares of their capital stock or any other securities;

          (c) make or incur any obligation to make any distribution of assets in kind or redemption with respect to capital stock;

          (d) make any change to its Certificate of Incorporation or bylaws except as may be necessary to consummate the transactions contemplated by this Agreement;

          (e) relative to the Business, mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any claims held by them, except in the ordinary course of business and consistent with past practice;

          (f) relative to the Business, make any investment in any Person, except in the ordinary course of business and consistent with past practice;

          (g) relative to the Business, enter into or terminate any material contract or agreement, or make any material change in any of its Leases or Contracts, other than in the ordinary course of business and consistent with past practice; or

          (h) do any other act which would cause any representation or warranty of the Company or any Shareholder in this Agreement to be or become untrue in any material respect.

          6.12  Notification of Certain Matters.  The Company and each
                -------------------------------
Shareholder shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company, any Shareholder or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder. Each party shall use its commercially reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.13  HSR Act Approval.  In addition to and without limiting the
                ----------------
covenants contained herein, the Company, each Shareholder and the Buyer shall
(i) promptly take all actions necessary to make any filings required of any of them under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, and
(iii) cooperate with each other in connection with the filings by or on behalf of each of them under the HSR Act with respect to the transactions contemplated by the Transaction Documents and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Transaction Documents commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or any state attorney general.

          6.14  No Mergers, Consolidations, Sale of Stock, Etc.  Until the
                ------------------------------------------ ---
earlier of the Closing or the termination of this Agreement in accordance with its terms, the Shareholders will not permit the Company to, and neither the Company nor the Shareholders will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of its capital stock or the merger of the Company with, or any direct or indirect disposition of a significant amount of the Company's assets used in the Business to, any Person other than Buyer or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction (each an "Acquisition Proposal"). In the event that the Company or
                      --------------------
any Shareholder receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company will provide Buyer with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

          Each Shareholder and the Company acknowledges and agrees that, if (i) the Company or any Shareholder violates this Section 6.14 and (ii) within one year of the date hereof, any Shareholder or any of their respective Representatives enters into an agreement with respect to an Acquisition Proposal with a party other than Buyer, then the Shareholders shall promptly pay to Buyer, by wire transfer of immediately available funds, an amount equal to the sum of (a) the expenses incurred by Buyer in connection with the transactions contemplated hereby (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, and other representatives or consultants) plus (b) the amount, if any, by which the sale price for such
             ----
Acquisition Proposal exceeds the proposed Purchase Price hereunder.

          6.15  Further Assurances.  After the Closing Date, Buyer, the
                ------------------
Shareholders and the Company shall cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated under the Transaction Documents.

          6.16  Dismissal of Litigation.  Promptly after the Closing Date, (a)
                -----------------------
the Shareholders shall take all necessary action to dismiss with prejudice any pending litigation brought by any of the Shareholders or the Company against the Buyer or any of the Buyer's Affiliates, (b) the Shareholders shall use commercially reasonable efforts to cause Berkeley Towers Cooperative Section III ("Berkeley") to withdraw its appeal in that certain action brought by Buyer
  --------
against Berkeley and identified on Schedule 4.12 of the Disclosure Schedule and shall cease to fund such appeal or otherwise indemnify Berkeley with respect thereto, and (c) Buyer shall cause the action brought by Buyer against 222 Smith Street relating to the enforcement of a right of first refusal and identified on
Schedule 4.12 of the Disclosure Schedule to be dismissed. Additionally, Buyer agrees not to bring an action after the Closing Date against Cornell University Medical College pertaining to the enforcement of a right of first refusal with respect to the laundry room location described on Schedule 4.12 of the Disclosure Schedule.

          6.17  Sales and Use Tax on Transfer of Purchased Assets.  Within
                -------------------------------------------------
thirty (30) days after the Closing, the Shareholders shall pay any and all Taxes imposed by reason of the transfer of the Purchased Assets to Buyer in accordance herewith, including, without limitation, any Taxes imposed by the States of Connecticut, Delaware, New Jersey, New York and Pennsylvania.

          6.18  Section 338(h)(10) Tax Election.  Promptly after the Closing
                -------------------------------
Date, the Company and the Shareholders shall cooperate with the Buyer to take all steps necessary to timely effect the election pursuant to Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 on Form 8023 to treat the transactions contemplated by the Transaction Documents as a sale of the Company's assets to Buyer and shall file all income tax returns consistently therewith.

          6.19  WARN Act Compliance.  Buyer covenants and agrees with the
                -------------------
Company and the Shareholders that as of the Closing Date Buyer shall employ a sufficient number of the Company's employees such that notification under the WARN Act is not required.

          6.20  Payment of Severance Obligations by the Shareholders.  Each of
                ----------------------------------------------------
the Shareholders covenants and agrees with Buyer that with respect to employees of the Company employed by Buyer and terminated by Buyer at any time during the six (6) month period following the Closing Date, the Shareholders shall pay any and all of the Company's and/or Buyer's severance obligations to such terminated employees to the extent not specifically assumed by Buyer pursuant to Section 2.1(b)(ii) of this Agreement (it being understood that Buyer shall only be liable for a portion of any such severance obligations as specifically set forth in Section 2.1(b)(ii) of this Agreement).

          6.21  New Location Contracts.  The Company covenants and agrees, and
                ----------------------
each of the Shareholders covenant and agree to cause the Company, not to enter into any new Location Contract, other than renewals of Location Contracts on substantially similar terms in the ordinary course of business and consistent with past practice, or any new OPL Contract without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

          6.22  OPL Contracts.  The Shareholders shall cooperate with Buyer and
                -------------
use their respective commercially reasonable efforts to effectuate the transfer of all OPL Contracts to Buyer in accordance with the terms and conditions of this Agreement, including, without limitation, securing new contracts on substantially similar or more favorable terms to the extent such OPL Contracts contain "change of control" or similar provisions permitting their termination on or after the Closing Date.

          6.23  Delivery and Receipt of Seller Stock.  Each of the Shareholders
                ------------------------------------
shall have delivered to Buyer the Seller Stock pursuant to Section 3.2(a)(i) hereof.

                                   ARTICLE 7

                  COVENANT NOT TO COMPETE AND CONFIDENTIALITY
                  -------------------------------------------

          7.1    Covenant Not to Compete.
                 -----------------------

          (a) For the purposes of this Section 7.1, the term "Territory" shall mean the States of Connecticut, Delaware, New Jersey, New York and Pennsylvania. Each Shareholder acknowledges and agrees that the Company's reputation and goodwill are an integral part of its business success throughout the Territory. If Buyer is deprived of any of the Company's goodwill or if any Shareholder in any manner utilizes the Company's reputation and goodwill in competition with Buyer in the Territory, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. This covenant is necessary to transfer the Business and goodwill of the Company to Buyer effectively. Accordingly, as an inducement for Buyer to enter into this Agreement, the each Shareholder agrees that for a period of seven (7) years after the Closing, such Shareholder shall not, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any Person in the Territory, which, directly or indirectly, competes with the Business, as operated as of the Closing Date, provided, that, the foregoing shall not preclude any Shareholder from owning up
--------  ----
to 2% of the outstanding debt or equity securities of a publicly-traded entity which might be deemed to so compete.

          (b) Prior to consummating an asset sale of any portion of its laundry equipment services business consisting primarily of Location Contracts in the Territory (provided the sale price for such portion of Buyer's business is in excess of $3,000,000), Buyer shall provide the Shareholders with an opportunity to bid on the purchase of such portion of Buyer's business (the laundry room locations comprising such portion of the acquired business, the "Acquired
                                                                 --------
Laundry Room Locations").  In the event one or more of the Shareholders are the
----------------------
successful bidder(s) for such portion of Buyer's business, such Shareholder(s) shall be permitted, notwithstanding the provisions of Section 7.1(a) of this Agreement, to service such Acquired Laundry Room Locations (it being understood that, except with respect to the Acquired Laundry Room Locations, the Shareholders shall continue to be subject to the provisions of Section 7.1(a) of this Agreement).

          7.2    Confidentiality and Non-Solicitation.  Each Shareholder agrees
                 ------------------------------------
to maintain in confidence, and not to disclose to any third party, except as required by applicable law or legal process, any Proprietary Information, ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of Buyer. Each Shareholder agrees that for a period of seven (7) years from and after the Closing Date, it or they shall not and shall use commercially reasonable efforts to not permit any of its or their Representatives, to, directly or indirectly, (i) in any manner induce or attempt to induce any Personnel, customer, supplier, licensee, landlord or other business relation of Buyer to leave or cease doing business with Buyer or in any way interfere with the relationship between Buyer and any Personnel, customer, supplier, licensee, landlord or other business relation thereof or (ii) hire or solicit for employment any employee who is an employee of the Business on the Closing Date;

provided, however, that any Shareholder may, at any time after eighteen months
--------  -------
following the termination by Buyer of any such employee of the Company, hire or solicit for employment such employee of the Company (it being understood, however, that no solicitation of any such employee for any reason shall be permitted by any Shareholder at any time during such eighteen month period).

          7.3    Validity.  In the event the agreements in Sections 7.1 or 7.2
                 --------
hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          7.4    Remedies.  The Company and each Shareholder acknowledges that a
                 --------
breach of the covenants contained in Sections 7.1 and 7.2 hereof will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company and each Shareholder agrees that if the Company or any Shareholder breaches the covenant contained in Sections 7.1 and 7.2 hereof in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.


                                   ARTICLE 8

                                 RISK OF LOSS
                                 ------------

          Legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to the Buyer until the Purchased Assets are transferred to Buyer on the Closing Date.

                                   ARTICLE 9

                          LIABILITIES OF THE PARTIES
                          --------------------------
                               AFTER THE CLOSING
                               -----------------

          9.1  Survival of Representations, Etc.  All statements contained in
               --------------------------------
the Disclosure Schedule or in any certificate or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of the Company, the Shareholders and Buyer contained herein shall survive the Closing Date without regard to any investigation made by any of the parties hereto, until (i) the expiration of the applicable statutes of limitations (and any extensions thereof) with respect to the representations and warranties set forth in Sections 4.12, 4.19, 4.20, and 4.27 and (ii) the second anniversary of the Closing Date, with respect to the representations and warranties set forth in Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11,
4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.28,
4.29, 4.30, 4.31, 4.32, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8.  The representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.1 and 5.2 shall survive the Closing Date and continue in full force and effect forever, without regard to any investigation made by any of the parties hereto. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date. Each party will have liability to the other arising out of a breach of a representation or warranty for which indemnification is provided hereunder only if the party claiming that such breach of representation or warranty occurred delivers to the other party written notice and explanation of the facts and circumstances giving rise to the claim of breach of representation of warranty as and to the extent then known to such party (including the Section or Sections of this Agreement involved and the basis for such claim of breach of representation or warranty), within the applicable survival period set forth herein.

          9.2  Indemnification by the Shareholders.  Subject to Section 9.13
               -----------------------------------
hereof, the Company and the Shareholders, jointly and severally, shall indemnify, save and hold harmless Buyer, its subsidiaries and Affiliates, and its and their respective Representatives, stockholders and successors and assigns, from and against any and all Damages incurred in connection with or arising out of or resulting from:

          (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by the Company or any Shareholder in this Agreement (including the Disclosure Schedule), any other Transaction Documents or in any certificate or instrument or conveyance delivered by or on behalf of the Company or any Shareholder pursuant to this Agreement or any of the other Transaction Documents or in connection with the transactions contemplated hereby or thereby;

          (ii) any Retained Liabilities;

          (iii) the Purchased Assets or the operation of the Business, in each case, to the extent arising out of transactions entered into or events occurring prior to the Closing Date and not constituting Assumed Liabilities;

          (iv) the employment by the Company or termination of employment of any employee of the Company on or prior to the Closing Date;

          (v) any Employee Plan or Benefit Arrangement, or any transaction relating thereto, or any other benefit arrangement maintained at any time by (or to which contributions have been made by) the Company or any entity that is (or at any time has been) an Affiliate of the Company; or

          (vi) any audit of any Tax Return of the Company conducted by the Internal Revenue Service or any other taxing authority with respect to any period of time on or prior to the Closing Date.

          9.3  Indemnification by Buyer.  Buyer shall indemnify, save and hold
               ------------------------
harmless the Shareholders and the Company, its subsidiaries, and its and their respective Representatives (including, without limitation, Brian Kronick), stockholders, successors and assigns, from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in this Agreement or the other Transaction Documents or in any certificate or instrument or conveyance delivered by or on behalf of Buyer pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated hereby or thereby; (ii) as of or after the Closing Date, any claim, liability, obligation or commitment of any nature, absolute, accrued or otherwise (not constituting a Retained Liability), which is specifically assumed by Buyer pursuant to Section 2.1(b) of this Agreement or which directly relates to the Purchased Assets and arises solely out of transactions entered into or events occurring after the Closing Date; or (iii) any obligations under the WARN Act arising out of the employment by Buyer of the Company's employees on or after the Closing Date.

          9.4  Damages.  The term "Damages" as used in this Article 9 is not
               -------
limited to matters asserted by third-parties against the Company or Buyer, but includes Damages incurred or sustained by the Company or Buyer in the absence of third-party claims.

          9.5  Indemnification Payments.  Subject to the terms of this
               ------------------------
Agreement, an Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Damages under this Article 9 within five (5) business days of the date such claim is settled or resolved pursuant to the provisions of
Section 12.2 of this Agreement (the "Indemnity Resolution Date").  In the event
                                     -------------------------
the Indemnifying Party shall not pay the full amount of any such uncontested Damages on or prior to the Indemnity Resolution Date, the Indemnified Party shall be entitled to offset from any payments due to the Indemnifying Party under this Agreement any amounts due and owing.

          9.6  Defense of Claims.  If a claim for Damages is to be made by a
               -----------------
party entitled to indemnification hereunder (the "Indemnified Party"), the
                                                  -----------------
Indemnified Party shall give written notice to the party against whom a claim is to be made (the "Indemnifying Party") as soon as practical after the Indemnified
                 ------------------
Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.6. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen
(15) days after the service of the citation or summons); provided, that the
                                                         --------
failure of any Indemnified Party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense and after such time the Indemnifying Party will not, subject to Section 9.7 hereof, as long as it diligently conducts such defense, be liable to the Indemnified Party under this
Section 9.6 for any fees of other counsel or any other expenses with respect to the defense of such proceedings, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation, provided that the Indemnifying Party and its counsel shall:

               (i) proceed with diligence and in good faith with respect thereto; and

               (ii) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party), for all Damages relating to such proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such proceeding or the facts giving rise to such claim for indemnification; and

               (iii) provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and satisfy such liability.

          9.7  Control of Defense; Exceptions.  Notwithstanding the provisions
               ------------------------------
of Section 9.6 hereof: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided, that the Indemnifying Party will bear
                                 --------
the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense); and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

               (x) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be materially detrimental to or materially injure the Indemnified Party's reputation or future business prospects;

               (y) the Indemnified Party reasonably believes upon advice of legal counsel that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding; or

               (z) a court of competent jurisdiction or an arbitrator appointed in accordance with this Agreement rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim.

          In the event the Indemnifying Party is not permitted to assume control of the defense of such claim (as provided in this Section 9.7), the legal expenses for which the Indemnifying Party shall be obligated pursuant to clause
(ii) of this Section 9.7 shall be limited to hourly charges and expenses calculated at the same rate as if the defense of such claim were handled by a law firm selected by the Indemnifying Party in its reasonable discretion. For purposes of this Section 9.7, counsel for the Indemnified Party shall be counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party.

          9.8  Prior Consent for Settlement.  The Indemnifying Party must obtain
               ----------------------------
the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold or delay) prior to entering into any settlement of such claim or proceeding or ceasing to defend such claim or proceeding unless such settlement: (i) includes as an unconditional term thereof the complete release of the Indemnified Party to the Indemnified Party's reasonable satisfaction from and against all liability of any kind (whether fixed, absolute, accrued or contingent) with respect to such claim or litigation; (ii) does not impose an injunction or other equitable relief upon the Indemnified Party and (iii) does not require any admission or representation of wrongdoing by the Indemnified Party or otherwise result in the disclosure or representation of any information that would reasonably be likely to adversely effect the Indemnified Party's reputation, business or good will; provided, however, that
                                                       --------  -------
if the Indemnified Party withholds its consent to settlement of a claim in bad faith or without a reasonable basis for doing so, and the claim is later adjudicated or settled to the further detriment of the Indemnifying Party, the Indemnifying Party shall only be liable for damages up to the initially proposed settlement amount.

          9.9  Characterization; Taxes.  The parties intend that any amount paid
               -----------------------
pursuant to the provisions of this Article 9 and the assumption by Buyer of Assumed Liabilities (other than pursuant to Section 2.1(b)(i) hereof) be treated as adjustments to the Purchase Price. If, notwithstanding such intention, any Tax is imposed on any Indemnified Party in respect of any payment pursuant to this Article 9, then the Indemnifying Party will reimburse the Indemnified Party for the amount of such Tax (and any Tax in respect of any payment pursuant to this Section 9.9).

          9.10  Brokers and Finders.  Each of Buyer, on the one hand, and the
                -------------------
Company and the Shareholders, on the other hand, shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the Indemnifying Party, or may have been earned by any Person acting on behalf of the Indemnifying Party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby. No Representative of any party shall be personally liable for any Damages under the provisions contained in this Article 9. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          9.11  Cooperation.  The Indemnified Party shall use its commercially
                -----------
reasonable efforts to cooperate with the Indemnifying Party in defending any claim and provide any books, records, information or testimony requested which is in the hands of or under the control of the Indemnified Party.

          9.12  Insurance Proceeds.  In determining the amount of any Damages
                ------------------
for which an Indemnified Party is entitled to indemnification under this Agreement, the gross amount thereof shall be reduced by any insurance proceeds actually received by such Indemnified Party or its Affiliates in respect of such

Damages, net of any insurance premium or increase of such premium that becomes due solely as a result of the Indemnified Party filing the claim in respect of which such insurance proceeds were paid.

          9.13  Exclusive Remedy; Indemnification Deductible; Limitation on
                -----------------------------------------------------------
Liability.  Notwithstanding anything to the contrary contained in this
---------
Agreement, except for Damages directly or indirectly arising out of or relating to (i) the matters described in Article 6 or Section 9.9 hereof, (ii) the items or events described in clauses (ii), (iii), (iv), (v) or (vi) of Section 9.2 hereof, (iii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.12, 4.19, 4.20 and 4.27 hereof, (iv) gross negligence, willful misconduct or bad faith of any of the parties hereto (in so far as such Damages relate to representations and warranties that are qualified by knowledge), (v) fraud of any of the parties hereto, and except for remedies that cannot be waived as a matter of law, if the Closing occurs, or (vi) the failure of any of the Shareholders or the Company to pay the amount of any adjustment to the Purchase Price in accordance with the provisions of Section 2.3 of this Agreement,

          (a) this Article 9, and any limitations contained herein, shall be the exclusive remedy for breach of the representations and warranties contained in Articles 4 and 5 hereof or in the corresponding certificates delivered pursuant to Section 3.2 hereof,

          (b) neither the Company nor any Shareholder shall be required to indemnify Buyer in respect of any obligation under clause (i) of Section
9.2 of this Agreement with respect to any breach or inaccuracy of any of the representations and warranties of the Company or the Shareholders except to the extent the aggregate amount of all Damages thereunder exceeds $200,000, in which event the Company and Shareholders will be required to indemnify Buyer for all Damages in excess of $50,000, and

          (c) the aggregate obligation of the Company and the Shareholders under clause (i) of Section 9.2 of this Agreement with respect to any breach or inaccuracy of any of the representations or warranties of the Company or the Shareholders contained in this Agreement shall not exceed in the aggregate Forty Five Million Dollars ($45,000,000).


                                  ARTICLE 10

                  CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS
                  -------------------------------------------

          The obligations of the Shareholders and the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party are subject, in the reasonable discretion of the Shareholders, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which may be waived by the Shareholders in their sole and absolute discretion:

          10.1  Representations, Warranties and Covenants. All representations
                -----------------------------------------
and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          10.2  Permits and Consents.  All Permits, consents of Consenting
                --------------------
Parties and consents, approvals and waivers from governmental authorities and other parties necessary to permit the Shareholders to transfer the Seller Stock to Buyer as contemplated by the Transaction Documents shall have been obtained, unless (a) the failure to obtain any such consent, approval or waiver would not result in an Adverse Effect, (b) such consents, approvals or waivers are to be obtained by the Company or any Shareholder, or (c) Buyer indemnifies the Company with respect thereto.

          10.3  No Governmental Proceedings or Litigation. No Actions by any
                -----------------------------------------
governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage the Company if the transactions contemplated hereunder are consummated.

          10.4  Certificates.  Buyer will furnish the Shareholders with such
                ------------
certificates of its officers and others to evidence compliance with the conditions set forth in this Article 10 as may be reasonably requested by the Shareholders, including without limitation: (i) an officer's certificate of Buyer, dated as of the Closing Date, certifying that the conditions specified in Sections 10.1 and 10.2 have been fully satisfied; (ii) certificates as to the good standing of Buyer in the State of Delaware; and (iii) such other documents relating to the transactions contemplated by the Transaction Documents as the Shareholders reasonably requests.

          10.5  Corporate Documents.  The Shareholders shall have received from
                -------------------
Buyer a copy of resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by an officer of Buyer.

          10.6  HSR Act.  The applicable waiting period, including any extension
                -------
thereof, under the HSR Act shall have expired.

          10.7   Consulting Agreement.  Buyer and Stuart Litwin shall have
                 --------------------
entered into a consulting agreement with Buyer for a six month term commencing on the Closing Date (the "Consulting Agreement") on mutually satisfactory terms,
                          --------------------
pursuant to which, among other things, Mr. Litwin shall be entitled to receive
(i) a monthly salary of $20,000 and (ii) an incentive payment equal to $100 per laundry machine (not to exceed $500,000 in the aggregate) in respect of any new business generated by him on behalf of Buyer after the Closing Date (which new business shall be defined in the Consulting Agreement in a manner reasonably acceptable to Buyer and shall not include any business generated by existing customers of either Buyer or the Company).

          10.8   Deliveries at Closing.  The Shareholders shall have received
                 ---------------------
each of the items required to be delivered by Buyer pursuant to Section 3.2(a) of this Agreement.

          10.9  Lease.  Buyer shall have entered into a real property lease with
                -----
2 New Main Street Associates in respect of certain office/warehouse space located at 2 Main Street, East Orange, New Jersey for a term of one year at a base rent of $18,750 per month and on terms otherwise reasonably satisfactory to the Shareholders and Buyer.


                                  ARTICLE 11

                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

          The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party are subject, in the reasonable discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which may be waived by Buyer in its sole and absolute discretion:

          11.1  Representations, Warranties and Covenants. All representations
                -----------------------------------------
and warranties of the Company and the Shareholders contained in this Agreement (except to the extent a breach or inaccuracy thereof does not result in Damages in an amount in excess of $50,000 in the case of any one such representation or warranty or $200,000 in the aggregate) shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and the Company and the Shareholders shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

          11.2  Permits and Consents.  All Permits, consents of Consenting
                --------------------
Parties and consents, approvals and waivers from governmental authorities and other parties necessary to permit the Shareholders to transfer the Seller Stock to Buyer as contemplated by the Transaction Documents (other than any consents required to be obtained under the Change of Control Contracts, the OPL Distributor Agreement or the Route Business Supply Agreement) shall have been obtained (and evidence thereof reasonably acceptable to Buyer delivered to Buyer), except where the failure to obtain any such Permit, consent, approval or waiver would not have an Adverse Effect and would not restrict the transferability, use or operation of any of the Purchased Assets.

          11.3  No Governmental Proceedings or Litigation. No Action by any
                -----------------------------------------
governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which could reasonably be expected to (i) materially adversely affect the right or ability of Buyer to own, operate or possess the Purchased Assets after the Closing or
(ii) damage Buyer in any material respect if the transactions contemplated hereunder are consummated.

          11.4  Opinion of Counsel.  The Shareholders and the Company shall have
                ------------------
delivered to Buyer an opinion of Brach Eichler Rosenberg Silver Bernstein Hammer & Gladstone, counsel to the Shareholders and the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit "A".

          11.5  Material Changes.  Since the Balance Sheet Date, there shall not
                ----------------
have been any (i) change or any development or discovery of any material contingent or other liability relating to the Business which is not set forth in the Disclosure Schedule and which could reasonably be expected to result in an Adverse Effect, (ii) outbreak or escalation of hostilities between the United States and any foreign power, (iii) outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (iv) material change in the financial markets of the United States.

          11.6  HSR Act.  The applicable waiting period, including any extension
                -------
thereof, under the HSR Act shall have expired.

          11.7  Audit.  Buyer or its Representatives shall have conducted an
                -----
audit of the Company's Books and Records, and in Buyer's sole reasonable discretion, Buyer shall be satisfied on the basis of such audit that the representations and warranties of the Company and each Shareholder made pursuant to this Agreement are accurate and complete in all material respects.

          11.8  Disclosure Schedules.  The Shareholders shall have delivered to
                --------------------
Buyer on the Closing Date a Disclosure Schedule (the "Closing Disclosure
                                                      ------------------
Schedule") revised to reflect any changes in the information on the Disclosure
--------
Schedule from the date hereof up to and including the Closing Date, which Closing

Disclosure Schedule shall be made a part of this Agreement and incorporated in its entirety herein by reference.

          11.9   Due Diligence.  As provided in this Agreement, Buyer shall have
                 -------------
obtained from the Company and its Representatives copies of any and all corporate documents related to the Business, including, without limitation, securities agreements, purchase contracts, commercial loan agreements, litigation documents, audit reports, studies, financial statements, governmental reports, insurance policies, employment records, employee benefit plans, Permits, applications for Permits, Proprietary Right information and all other information or documents related to the Business and requested by Buyer, and Buyer shall, upon the review thereof, deem in good faith that such items and information would not in Buyer's sole and absolute discretion be expected to result in a material adverse effect on (a) the Seller Stock, (b) to the extent related to the OPL Business, the Business, the Purchased Assets, liabilities, working capital, earnings, condition (financial or otherwise), operating results, business prospects or employee, Customer or supplier relations of the Company (other than the termination of the Commercial On Premise Laundry Distributor Sales Agreement between Maytag and the Company (the "OPL Distributor
                                                                 ---------------
Agreement")), taken as a whole, (c) to the extent related to the Route Business,
---------
the Business, Purchased Assets, liabilities, working capital, earnings, condition (financial or otherwise), operating results, business prospects or employee, Customer or supplier relations of the Company (other than the termination of the Commercial Multiple Housing Sales Agreement between Maytag and the Company (the "Route Business Supply Agreement")), taken as a whole, or
                      -------------------------------
(d) the ability of the Company or any of the Shareholders to perform their respective obligations under the Transaction Documents or the ability of the Company and/or Buyer to conduct the Business as presently conducted on or after the Closing Date; provided, however, that, notwithstanding any provision to the
                  --------  -------
contrary in this Section 11.9, Buyer shall not terminate this Agreement pursuant to this Section 11.9 based solely upon (i) the existence of those certain Location Contracts specifically identified on Schedule 4.7 of the Disclosure Schedule provided to Buyer on the date hereof, which Location Contracts permit termination without cause by the landlord/lessor of such Location Contract upon prior written notice to the Company, (ii) the payment by the Company to the Shareholders of dividends in an aggregate amount not to exceed $1,000,000 after September 30, 1997 to the extent paid in a manner consistent with such Shareholders' common stock ownership interest in the Company on the date such dividend or dividends were paid or (iii) the expiration dates of any of the Location Contracts; and, provided, further, that the conditions set forth in
                         --------  -------
this Section 11.9 shall be deemed to have been satisfied forty-five (45) days after the date hereof unless, prior to the termination of such forty-five (45) day period, Buyer shall have delivered to Brach Eichler Rosenberg Silver Bernstein Hammer & Gladstone, counsel to the Shareholders, written notice setting forth any matter or circumstance discovered in the course of its due diligence investigations that Buyer believes may have or may be expected to have a material adverse effect on the items set forth in any of clauses (a), (b), (c) or (d) of the immediately preceding sentence. The Shareholders, the Company and Buyer acknowledge and agree that, notwithstanding the foregoing, as of the date hereof, Buyer has not
(i) completed its due diligence investigations of the Company, including, without limitation, any matters disclosed on the Disclosure Schedule, or (ii) determined whether the conditions set forth in this Section 11.9 have been satisfied with respect to any of the matters set forth on the Disclosure Schedule.

          11.10  Payoff Letters and Releases.  The Shareholders shall have
                 ---------------------------
delivered to Buyer one or more payoff letters and releases from existing creditors of the Company releasing the Company from any and all obligations relating to or arising out of all indebtedness for borrowed money of the Company.

          11.11  Miscellaneous Deliveries at Closing.  Buyer shall have received
                 -----------------------------------
each of the items required to be delivered by the Shareholders and the Company pursuant to Section 3.2(a) of this Agreement.

          11.12  Certificates and Corporate Documents.  The Shareholders shall
                 ------------------------------------
have caused the Company to, and the Company shall have, furnished Buyer with such certificates of its officers to evidence compliance with the conditions set forth in this Article 11 as may be reasonably requested by Buyer, including without limitation:

               (i) an officer's certificate of the Company, dated the Closing Date, certifying that the conditions specified in Sections 11.1, 11.2, 11.3, 11.5, 11.16 and 11.18 have been fully satisfied;

               (ii) copies of resolutions, certified by the appropriate officers where applicable, duly adopted by the Company, as necessary, and, if applicable, by the board of directors of the Company, authorizing the Company's execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated by the Transaction Documents;

               (iii) certificates as to the good standing (or other certificates relating to the right to do business) of the Company from the states in which the Company is required to be qualified to do business;

               (iv) such bill(s) of sale, warranty deeds, warranty assignments of leases, Excluded Asset Conveyance Agreements and all other instruments of conveyance which the Buyer reasonably requests in order to effect the consummation of the transactions contemplated by the Transaction Documents;

               (v) certificate of incorporation and bylaws of the Company, including ledger or stock transfer book, if any, of the Company; and

               (vi) such other documents relating to the transactions contemplated by the Transaction Documents as the Buyer reasonably requests.

          11.13  Consulting Agreement.  Buyer and Stuart Litwin shall have
                 --------------------
entered into the Consulting Agreement.

          11.14  Real Property Lease.  Buyer shall have entered into a real
                 -------------------
property lease with 2 Main Street Associates in respect of certain office/warehouse space located at 2 Main Street, East Orange, New Jersey for a term of one year at a base rent of $18,750 per month and on terms otherwise reasonably satisfactory to the Shareholders and Buyer.

          11.15  Resignations.  On the Closing Date, Buyer shall have received
                 ------------
the resignations, effective as of the Closing Date, of each of the directors and officers of the Company.

          11.16  Termination of Company 401(k) Plan.  The Shareholders shall
                 ----------------------------------
have caused the Company to, and the Company shall have, terminated the Company 401(k) Plan prior to the Closing Date and shall have delivered to Buyer written evidence of the foregoing termination in form and substance reasonably acceptable to Buyer.

          11.17  Delivery of Seller Stock.  The Shareholders shall have
                 ------------------------
delivered to Buyer on the Closing Date original stock certificates evidencing all of the shares of Seller Stock.

          11.18  Assignment of Certain Excluded Assets.  The Shareholders shall
                 -------------------------------------
have caused the Company to have entered into one or more agreements in form and substance reasonably acceptable to Buyer (collectively, the "Excluded Asset
                                                             --------------
Conveyance Agreements") pursuant to which each of the Excluded Assets owned or
---------------------
leased by the Company or with respect to which the Company has an interest are assigned, conveyed and transferred, in whole or in part, to any Person or Persons other than Buyer or any Affiliates or Representative of Buyer.

          11.19  Form 5500.  The Shareholders shall have (a) filed or caused to
                 ---------
be filed under the Department of Labor Delinquent Filer Voluntary Compliance Program, as described at 60 Fed. Reg. 20874 (April 27, 1995), complete annual reports and information returns (Form 5500 Series Annual Return/Report) for all Plans and Employee Benefit Programs for which such annual reports are required to be filed and have not been timely filed, and (b) furnished Buyer with copies of any and all such filings.

          11.20  FIRPTA Certificates.  The Shareholders shall have delivered to
                 -------------------
Buyer appropriate affidavits for each Shareholder pursuant to Section 1445(b) of the Code exempting Buyer from any obligation to withhold pursuant to Section 1445(a) of the Code.

          11.21  Escrow Agreement.  The Shareholders shall have executed and
                 ----------------
delivered to Buyer an escrow agreement (the "Escrow Agreement"), in form and
                                             ----------------
substance reasonably acceptable to Buyer and the Shareholders, by and among the Shareholders, Buyer and an escrow agent (the "Escrow Agent") selected by the
                                              ------------
Shareholders and reasonably acceptable to Buyer, pursuant to which a portion of the Purchase Price (which amount shall be satisfactory to Buyer and the Shareholders and determined by Buyer and the Shareholders prior to the Closing
Date) (the "Escrowed Tax Amount") shall be paid to the Escrow Agent on the
            -------------------
Closing Date to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement for the sole purpose of paying any Taxes payable by the Company as a result of the transactions contemplated by the Transaction Documents, including, without limitation, income and sales taxes (collectively, the "Company Tax
                                                               -----------
Liabilities").  At such time that the Company Tax Liabilities shall become due
-----------
and payable, the Shareholders and Buyer shall direct the Escrow Agent in writing to timely pay all or a portion of the Escrowed Tax Amount to satisfy in full the Company Tax Liabilities. While maintained by the Escrow Agent, the Escrowed Tax Amount may be invested in such manner as shall be directed by the Shareholders. Any portion of the Escrowed Tax Amount (plus any interest accrued thereon) remaining in escrow after payment in full of the Company Tax Liabilities shall be delivered to the Shareholders as directed in writing to the Escrow Agent.


                                  ARTICLE 12

                                 MISCELLANEOUS
                                 -------------

          12.1  Assignment.  Except with respect to any assignment by Buyer
                ----------
required by or in connection with any financing related to the transactions contemplated hereby, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Notwithstanding anything to the contrary, no assignment by Buyer shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

          12.2  Arbitration.  Any and all questions, disputes or controversies
                -----------
arising in connection with this Agreement, its interpretation, application, performance, nonperformance or breach, or any instruments executed and delivered hereunder (collectively, "Disputes") shall, at the demand of any party
                          --------
hereto, be determined by arbitration. Buyer and the Shareholders shall appoint an arbitrator ("Arbitrator") who is licensed by the American Arbitration
                ----------
Association ("AAA") to arbitrate such Disputes.  In the event Buyer and the
              ---
Shareholders cannot agree on the selection of the Arbitrator, each party shall select one arbitrator who shall together select the Arbitrator who shall arbitrate the matter. Buyer and the Shareholders shall, within twenty (20) days thereafter, present their positions with respect to the Disputes to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit a written decision on each Dispute to the Shareholders and Buyer. Any determination by the Arbitrator with respect to any Dispute shall be final and binding on each party to this Agreement. The arbitration shall be conducted in the forum selected by the party making or asserting a claim or cause of action against the other, without regard for which party initiates the arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA as in effect for commercial arbitrations conducted in such forum by the AAA. The Shareholders and Buyer agree that the cost of the Arbitrator shall be borne as determined by the Arbitrator. Judgment upon the award of the Arbitrator may be entered in any court having jurisdiction thereof.

          12.3  Notices; Transfer of Funds.  Unless otherwise provided herein,
                --------------------------
any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:


          If to the Shareholders or the Company, marked personal and confidential, addressed to:

               c/o Stuart M. Litwin
               500 Grove Terrace
               South Orange, New Jersey  07079

          With a copy to:

               Brach Eichler Rosenberg Silver Bernstein
                 Hammer & Gladstone
               101 Eisenhower Parkway
               Roseland, New Jersey  07068
               Attention: Stuart Gladstone, Esq.

          If to Buyer, addressed to:

               Coinmach Corporation
               55 Lumber Road
               Roslyn, New York  11576

               Attention:  Mr. Robert M. Doyle
                           Chief Financial Officer

          With a copy to:

               Anderson Kill & Olick, P.C.
               1251 Avenue of the Americas
               New York, New York  10020-1182
               Attention:  Ronald S. Brody, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          Payments to be made to the Shareholders hereunder shall be made by wire transferred funds to be delivered to the Shareholders in accordance with written instructions as the Shareholders may designate by written notice as provided herein. Payments to be made to Buyer hereunder shall be made by wire transferred funds to be delivered to Buyer in accordance with written instructions as Buyer may designate by written notice as provided herein.

          12.4  Choice of Law.  This Agreement shall be construed, interpreted
                -------------
and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions thereof.)

          12.5  Entire Agreement; Amendments and Waivers. This Agreement,
                ----------------------------------------
together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.6  Multiple Counterparts.  This Agreement may be executed in one or
                ---------------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.7  Expenses.  Except as set forth below or as otherwise specified
                --------
herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

          12.8  Invalidity.  In the event that any one or more of the provisions
                ----------
contained in this Agreement or in any other Transaction Document shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          12.9  Headings.  The titles, captions or headings of the Articles and
                --------
Sections contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          12.10  Termination.  If any condition precedent to the obligations of
                 -----------
the Company or any Shareholder hereunder is not satisfied and such condition is not waived by the Shareholders in writing at or prior to the Closing Date, or if any condition precedent to Buyer's obligations hereunder is not satisfied and such condition is not waived by Buyer in writing at or prior to the Closing Date, the Shareholders or Buyer, as the case may be, may, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination, terminate this Agreement at its option by written notice to the other party. In the event this Agreement is terminated by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever to the other party, including any liability for damages, unless either party is in breach or default under any of its obligations hereunder, in which event the party in default shall be liable to the other party for such default. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing. The Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary in this Section 12.10, in the event all of the conditions to Buyer's obligations set forth in Article 11 hereof have been satisfied, and Buyer does not dispute the satisfaction of any such conditions and Buyer refuses to consummate the transactions contemplated by this Agreement by the Closing Date, Buyer shall be liable to the Shareholders for liquidated damages in an amount equal to Ten Million Dollars ($10,000,000). Notwithstanding anything to the contrary in this Agreement (except as may be expressly provided in the Confidentiality Agreement solely with respect to the rights of the Shareholders thereunder), the payment of any liquidated damages by Buyer pursuant to this
Section 12.10 shall be the sole and exclusive remedy of the Company and the Shareholders under this Agreement, and the Company and the Shareholders hereby waive any and all rights to any other remedies (whether in law or equity) to which they might otherwise be entitled.

          12.11 Interpretation of "Knowledge", etc.  The terms "knowledge" or
                -----------------------------------
"aware" or derivations thereof when used in this Agreement with respect to the Company or any of the Shareholders shall mean the actual knowledge of the Shareholders after reasonable due inquiry (consistent with the senior management positions of the Shareholders) with members of senior management of the Company.


                           [SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalves, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                              COINMACH CORPORATION



                              By: __________________________
                                  Name:
                                  Title:



                              GORDON & THOMAS COMPANIES, INC.



                              By: __________________________
                                  Name:
                                  Title:



                              _____________________________
                              Stuart Litwin



                              _____________________________
                              Thomas L. Litwin



                              _____________________________
                              Dorothy E. Litwin



                              THOMAS L. LITWIN, GRIT NO. 2


                              By: __________________________
                                  Name:
                                  Title:


                              By: __________________________
                                  Name:
                                  Title:

                                  SCHEDULE II

                                EXCLUDED ASSETS
                                ---------------

     1. That certain mortgage receivable in the original principal amount of $2,400,000 payable by 2 Main Street Associates to the Company.

     2. Rights of certain employees of the Company to deferred compensation pursuant to agreements to which the Company is a party (which obligations to pay such deferred compensation shall constitute Retained Liabilities), which deferred compensation amounts and agreements are described and/or identified below:

          See attached Schedule II-A

     3. Motor Vehicles owned or leased by the Company for the personal use of the Shareholders and/or Brian Kronick and identified below:

          Thomas Litwin - 1995 Audi A6 Quattro/WAUGA8LA2SNL00692
          Dorothy Litwin - 1991 Mercedes 500SL/WDBFA66E3MF028549
          Stuart Litwin - 1997 BMW 540i/WBADD632XVBWI5218
          Brian Kronick - 1997 Ford Explorer/IFMDV34E4VZA77417

     4. All leasehold improvements located at the Company's 2 Main Street, East Orange, New Jersey, office which are not used in the Business and do not constitute Purchased Assets.

     5. All artwork and antiques located at the Company's office at 2 Main Street, East Orange, New Jersey.

     6. All exercise equipment and game equipment, including, without limitation, the ping pong table located at the Company's office at 2 Main Street, East Orange, New Jersey.

     7.   All tickets to sports events owned by the Company.

     8. Personal computers purchased by the Company for the personal use of the Shareholders and/or Brian Kronick and identified below:

          See attached Schedule II-B

     9. Investment Banking and Advisory Agreements between the Company and Alan Goldman, dated January 21, 1998 and March 22, 1997, respectively.

                                 SCHEDULE 2.4

                           PURCHASE PRICE ALLOCATION
                           -------------------------

Purchased Assets
  Cash or cash equivalents         $ 1,081,372
  Contracts Rights                 $45,718,628
  Fixed Assets                     $10,500,000
                                   -----------

    Sub-Total:                     $57,300,000

Restrictive Covenants under
Article 7 of the Agreement         $   500,000
                                   ===========
TOTAL:                             $57,800,000



     To the extent permitted by applicable Legal Requirements, Buyer and the Shareholders agree and acknowledge that any adjustments to the Purchase Price pursuant to Section 2.3 or 2.1(b)(iii) of this Agreement shall be treated as an adjustment to Class IV assets (other than restrictive covenants described above) pursuant to Treasury Regulation 1.338(b)-2T .

                                   EXHIBIT A

                   FORM OF LEGAL OPINION OF SELLER'S COUNSEL
                   -----------------------------------------


     All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Agreement.

     1. The Company is duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation and has all requisite corporate or partnership power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its assets and properties, all of which jurisdictions are listed on Schedule "A" attached hereto.

     2. The Company has all necessary corporate or other power and authority, as applicable, to own, lease and/or operate the Purchased Assets, to enter into the Transaction Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The Shareholders have all necessary capacity to enter into the Transaction Documents, to consummate the transactions contemplated thereby and to perform their obligations thereunder. All corporate or other action by the Company required in order to authorize the execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken, and no approval of the stockholders of the Company is required in connection therewith or, if required, such approval has been duly obtained. The Agreement and each Transaction Document has been duly executed and delivered by the Company and each Shareholder and is a legal, valid and binding obligation of the Company and each Shareholder enforceable against the Company and each Shareholder in accordance with their respective terms.

     3. The authorized capitalization of the Company consists solely of _______ shares of common stock, par value $.01 per share, of which ______ shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, warrants, options, calls or commitments of any nature related to or entitling any person or entity to purchase or otherwise acquire any shares of common stock of the Company. There are no obligations or securities convertible into or exchangeable for shares of any capital stock of the Company. There are no pre-emptive rights with respect to the shares of the capital stock of the Company. The shares of Seller Stock are free and clear of any adverse claims, or voting or other rights, of third parties.

     4. The Thomas L. Litwin, GRIT No. 2 (the "Trust") is duly organized and validly existing in accordance with the trust agreement pursuant to which it was formed (the "Trust Agreement") and has all requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The trustee of the Trust (the "Trustee") has been duly appointed as such in accordance with the terms of the Trust Agreement and is authorized to execute and enter into the Transaction Documents on behalf of the Trust, pursuant to the Trust Agreement and the laws of the state of its formation. The Trust has all requisite power to own, lease, and operate its properties and carry on its business as presently conducted. The Shareholders have all legal capacity and authority to own the Seller Stock. The outstanding shares of capital stock of the Company are owned of record and beneficially by the Shareholders in the amounts set forth on Schedule "B" hereto. The Shareholders have good and marketable title to all such shares of Seller Stock, free and clear of any and all Encumbrances with full right, power and authority to transfer and sell such shares of Seller Stock to Buyer.

     5. The certificates representing the shares of Seller Stock (and the stock powers attached thereto) are in due and proper form, and such certificates have been duly and validly authorized, executed and delivered by the Shareholders. Upon delivery thereof in accordance with the terms of the Agreement, Buyer will receive good and marketable title to the Seller Stock, free and clear of any and all Encumbrances.

     6. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of the Company, (b) a breach or violation of, or a default under (with or without notice or lapse of time or both), any term or provision of any Contract to which the Company is a party or by which any of the Purchased Assets are bound, (c) a violation by the Company or any Shareholder of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company or the Business, (d) an imposition of any Encumbrance, restriction or charge on the Business or on any of the Purchased Assets, or (e) any suspension, impairment, revocation, forfeiture or nonrenewal of any Permit.

     7. The Company validly and timely filed an election to be taxed as an "S" corporation pursuant to Section 1362 of the Internal Revenue Code then in effect, effective for the _____________ taxable year, and the Company has at all times thereafter and through and including the Closing Date remained qualified as an "S" corporation for income tax purposes.

     8. No consent, approval or authorization of, action by, or declaration, filing or registration with, any federal, state or local governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company or any Shareholder in connection with the execution, delivery and performance by the Company and each Shareholder of the Transaction Documents and the consummation of the transactions contemplated thereby.

     9. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to our best knowledge, threatened or anticipated against, relating to or affecting (i) the Company or the Business, (ii) any benefit plan for employees of the Company or any fiduciary or administrator thereof or (iii) any of the transactions contemplated by the Transaction Documents. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or the Business.

     10. The Company has obtained all material Permits required for the conduct of the Business as presently conducted, all such Permits are in full force and effect, and the Company is in compliance therewith. The Company has, and at all times has had, all material Permits required under any Environmental and Safety Requirement and is, and at all times has been, in compliance therewith. Each Permit is be transferable in connection with the transactions contemplated by the Transaction Documents.

     11. [an opinion satisfactory to Buyer that to the effect that the restrictive covenants contained in Article 7 of this Agreement are legal, valid and binding obligations of each Shareholder enforceable against each Shareholder in accordance with their respective terms]

                                   EXHIBIT B

                                  FACILITIES
                                  ----------


     1. Office/Warehouse space located at 2 Main Street, East Orange, New Jersey leased by the Company from 2 New Main Street Associates

     2. Laundromat space located at 350-366 West Market Street, Newark, New Jersey leased by the Company from West Market Urban Renewal Associates, L.P.

                                   EXHIBIT C

                           BUYER'S SEVERANCE POLICY
                           ------------------------

          The following is Coinmach Corporation's severance policy in the event of an involuntary lay-off, position elimination or reduction in force. This policy, however, shall not apply in the event of a voluntary separation or a termination for misconduct.

       Years of Employment          Weeks of Severance
       -------------------          ------------------
                1                           1
                2                           2
                3                           2.5
                4                           3
                5                           3.5
                6                           4
                7                           4.5
                8                           5
                9                           5.5
               10                           6
               11                           6.5
               12                           7
               13                           7.5
               14                           8
               15                           8.5
               16                           9
               17                           9.5
               18                          10
               19                          10.5
               20                          11
               21                          11.5
               22 and above                12

                                      C-1